Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CAREY WATERMARK INVESTORS 2 INCORPORATED,

APEX MERGER SUB LLC,

AND

CAREY WATERMARK INVESTORS INCORPORATED

DATED AS OF OCTOBER 22, 2019

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EXHIBITS

Exhibit A — Form of REIT I Charter Amendment

Exhibit B-1 — Form of REIT II Charter Amendment

Exhibit B-2 — Form of REIT II Charter Amendment (Contingent on Listing)

DISCLOSURE LETTERS

REIT I Disclosure Letter

REIT II Disclosure Letter

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2019 (this “Agreement”), is made and entered into by and among Carey Watermark Investors Incorporated, a Maryland corporation (“REIT I”), Carey Watermark Investors 2 Incorporated, a Maryland corporation (“REIT II”), and Apex Merger Sub LLC, a Maryland limited liability company and a direct wholly owned subsidiary of REIT II (“Merger Sub”). Each of REIT I, REIT II and Merger Sub is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which Merger Sub will be merged with and into REIT I (the “REIT Merger”) with REIT I being the surviving company, and (i) each share of REIT I Common Stock (as defined herein) issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) will be converted into the right to receive the Common Stock Merger Consideration (as defined herein), (ii) each Vested REIT I RSU (as defined herein) shall cease, at the REIT Merger Effective Time, to represent any rights with respect to shares of REIT I Common Stock and shall be converted into the right to receive Vested REIT I RSU Consideration (as defined herein), and (iii) each Unvested REIT I RSU (as defined herein) shall cease, at the REIT Merger Effective Time, to represent any rights with respect to shares of REIT I Common Stock and shall be converted into an Assumed RSU (as defined herein), in each case, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (“MLLCA”);

WHEREAS, on the recommendation of the special committee of independent directors (the “REIT I Special Committee”) of the Board of Directors of REIT I (the “REIT I Board”), the REIT I Board has (a) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and its stockholders, (b) determined that the REIT Merger is fair and reasonable to REIT I and on terms and conditions not less favorable to REIT I than those available from unaffiliated third parties, (c) authorized and approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement, (d) directed that the REIT Merger and the REIT I Charter Amendment be submitted for consideration at the REIT I Stockholders Meeting (as defined herein) and (e) recommended the approval of the REIT Merger and the REIT I Charter Amendment by the REIT I stockholders;

WHEREAS, on the recommendation of the special committee of independent directors (the “REIT II Special Committee”) of the Board of Directors of REIT II (the “REIT II Board”), the REIT II Board has (a) determined that this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT II and its stockholders, (b) determined that the REIT Merger is fair and reasonable to REIT II and on terms and conditions not less favorable to REIT II than those available from unaffiliated third parties, (c) authorized and approved this Agreement, the REIT Merger and the other transactions contemplated by this Agreement, (d) directed that the REIT Merger and the REIT II Charter Amendments be submitted for consideration at the REIT II Stockholders Meeting (as defined herein) and (e) recommended approval of the REIT Merger and the REIT II Charter Amendments by the REIT II stockholders;

WHEREAS, REIT II, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement;

WHEREAS, for U.S. federal income tax purposes, it is intended that the REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the REIT Merger, and to prescribe various conditions to the REIT Merger; and

WHEREAS, concurrently with the execution of this Agreement, REIT I, REIT II, and certain other parties have entered into an Internalization Agreement, pursuant to which, among other things, immediately following the Closing (as defined herein) (i) REIT I and REIT II will redeem (through contribution or exchange) the REIT I Special Partnership Interests and the REIT II Special Partnership Interests, respectively, pursuant to the terms of the Internalization Agreement, and (ii) the parties to the Internalization Agreement will consummate the other transactions contemplated by the Internalization Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1      Definitions.

(a)        For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to REIT I or REIT II, as applicable, than those contained in the Confidentiality Agreement.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means the letter agreement, dated as of January 22, 2019, between REIT I and REIT II.

“Contract” means any written or oral agreement, contract, arrangement, subcontract, lease, understanding, instrument, bond, mortgage, indenture, deed of trust, debenture, note, option, warrant, warranty, purchase order, license, REIT I Permit or REIT II Permit (as applicable), franchise, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.

“Employee Benefit Plan” means all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, pension plans and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus (including, without limitation, any retention bonus plan), long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs.

“Environmental Law” means any Law (including common law) relating to the pollution (or cleanup thereof) or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement Payment” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to Section 9.3; provided that such payment shall not exceed $5,000,000.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Joint Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Joint Proxy Statement, the solicitation of stockholder approval, engaging the services of the Transfer Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“Fundamental Representations” when used with respect to (a) REIT I means the representations and warranties set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.4 (Capital Structure); Section 4.6(e) (Absence of Certain Changes); Section 4.19 (Brokers); and Section 4.21 (Takeover Statutes); and (b) REIT II and Merger Sub means the representations and warranties set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries); Section 5.2 (Authority; Approval Required); Section 5.4 (Capital Structure); Section 5.6(e) (Absence of Certain Changes); Section 5.19 (Brokers); and Section 5.21 (Takeover Statutes).

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls (“PCBs”), urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, (a) all principal of and premium (if any) on all indebtedness, notes payable, accrued interest payable or other obligations of such Person for borrowed money (including any bonds, indentures, debentures or similar instruments), whether secured or unsecured, convertible or not convertible, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person or incurred as financing with respect to property acquired by such Person, (c) all obligations of such Person secured by a Lien on such Person’s assets, (d) all capitalized lease obligations of such Person, (e) all obligations of such Person under interest rate, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (f) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (g) all obligations in respect of bankers acceptances or letters of credit, (h) all obligations in respect of prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any of the Indebtedness described in the foregoing clauses (a) through (g) were prepaid or unwound and settled, (i) all guarantees of such Person of any such Indebtedness (as described in the foregoing clauses (a) through (h)) of any other Person, and (j) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets and (vi) all applications and registrations for the foregoing.

“Internalization Agreement” means the Internalization Agreement, dated as of the date hereof, by and among REIT I, REIT I Operating Partnership, REIT II, REIT II Operating Partnership, W. P. Carey Inc., a Maryland corporation, Carey Watermark Holdings, LLC, a Delaware limited liability company and the special general partner of REIT I Operating Partnership, CLA Holdings, LLC, a Delaware limited liability company, Carey REIT II, Inc., a Maryland corporation, Carey Watermark Holdings 2, LLC, a Delaware limited liability company and the special general partner of REIT II Operating Partnership, WPC Holdco LLC, a Delaware limited liability company, Carey Loding Advisors, LLC, a Delaware limited liability company, Watermark Capital Partners, LLC, a Delaware limited liability company, CWA, LLC, an Illinois limited liability company, and CWA 2, LLC, an Illinois limited liability company.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to REIT I, the actual knowledge of any fact, circumstance or condition of the persons named in Schedule A to the REIT I Disclosure Letter and (ii) with respect to REIT II or Merger Sub, the actual knowledge of any fact, circumstance or condition of the persons named in Schedule A to the REIT II Disclosure Letter.

“Labor Agreement” means any collective bargaining agreement or other agreement or understanding with a labor union or labor union organization (including so-called “owner’s agreements”, card check neutrality agreements and agreements relating to “after acquired” properties).

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means liens, mortgages, deeds of trust, pledges, claims against title, charges, security interests, rights of first refusal, options, preemptive rights, community property rights or other adverse property rights, easements, hypothecation, encumbrance, infringement, interference, community property interest, rights of way or other similar items, or any other restriction or encumbrances on title of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” means any REIT I Material Contract or any REIT II Material Contract, as applicable.

“Merger Sub Governing Documents” means the articles of organization and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT I Bylaws” means the Amended and Restated Bylaws of REIT I, as amended and in effect on the date hereof.

“REIT I Charter” means the Articles of Amendment and Restatement of REIT I dated September 15, 2010, as amended or supplemented and in effect on the date hereof.

“REIT I Charter Amendment” means an amendment to the REIT I Charter in substantially the form attached hereto as Exhibit A.

“REIT I Common Stock” means the common stock, $0.001 par value per share, of REIT I.

“REIT I DRP” means the distribution reinvestment plan of REIT I.

“REIT I Employee Program” means each “employee benefit plan,” within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, separation, employment, termination, consulting, commission, change-in-control, retention, profit sharing, pension, vacation, paid time off, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe benefit or other benefit or compensation plan, policy, program, agreement, arrangement or Contract, whether written or unwritten, that is currently sponsored, maintained or contributed to by REIT I or any REIT I Subsidiary or under or with respect to which REIT I or any REIT I Subsidiary or their respective ERISA Affiliates has any liability, whether accrued, absolute, contingent, direct or indirect.

“REIT I Equity Incentive Plan” means the Carey Watermark Investors Incorporated 2010 Equity Incentive Plan and the Carey Watermark Investors Incorporated Directors’ Incentive Plan 2010 Equity Incentive Plan, in each case as amended.

“REIT I Governing Documents” means the REIT I Bylaws, the REIT I Charter, the certificate of limited partnership of REIT I Operating Partnership and the REIT I Partnership Agreement.

“REIT I Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) has or would have a material adverse effect on the business, properties, financial condition or results of operations of REIT I and the REIT I Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would prevent or materially impair, the ability of REIT I to consummate the REIT Merger before the Outside Date; provided that, for purposes of the foregoing clause (i), “REIT I Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which REIT I or the REIT I Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates (except, in each case, to the extent having a disproportionate adverse effect on REIT I and the REIT I Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT I and the REIT I Subsidiaries operate), (B) changes in general economic conditions in the industries in which REIT I and the REIT I Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof that does not result in the destruction or material physical damage of a material portion of the REIT I Properties, taken as a whole, (E) the execution and delivery of this Agreement, or the public announcement of the REIT Merger or the other transactions contemplated by this Agreement, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT II, (G) earthquakes, hurricanes, floods or other natural disasters that do not result in the destruction or material physical damage of a material portion of the REIT I Properties, taken as a whole, (H) changes in Law or GAAP (or the interpretation thereof), or (I) any Action made or initiated by any holder of REIT I Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C) and (H), do not disproportionately adversely affect REIT I and the REIT I Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT I and the REIT I Subsidiaries operate.

“REIT I OP Units” means the units of limited partnership interest in REIT I Operating Partnership (other than the REIT I Special Partnership Interests).

“REIT I Operating Partnership” means CWI OP, LP, a Delaware limited partnership and the operating partnership of REIT I.

“REIT I Partnership Agreement” means the Agreement of Limited Partnership of REIT I Operating Partnership, dated as of September 15, 2010, as amended through the date hereof.

“REIT I RSU” means a restricted stock unit representing the right to vest in and be issued shares of REIT I Common Stock by REIT I (whether granted by REIT I pursuant to a REIT I Equity Incentive Plan, assumed by REIT I in connection with any merger, acquisition or similar transaction, or otherwise issued or granted by REIT I).

“REIT I Share Redemption Program” means the share redemption program of REIT I in effect as of the date of this Agreement.

“REIT I Special Partnership Interests” means the partnership interests in REIT I Operating Partnership held by the special general partner named in the REIT I Partnership Agreement.

“REIT I Stockholder Approval” means (1) approval of the REIT Merger by the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote on the matter and (2) approval of the REIT I Charter Amendment by the affirmative vote of the holders of a majority of the outstanding shares of REIT I Common Stock entitled to vote on the matter.

“REIT I Stockholders Meeting” means the meeting of the holders of shares of REIT I Common Stock for the purpose of seeking the REIT I Stockholder Approval, including any postponement or adjournment thereof.

“REIT I Subsidiary” means (i) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by REIT I, and (ii) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT I or of which REIT I or any REIT I Subsidiary is a general partner, manager, managing member or the equivalent.

“REIT I Termination Payment” means an amount equal to $28,690,000; provided, however, that in the event that (x) this Agreement is terminated pursuant to either Section 9.1(c)(ii) or Section 9.1(d)(iii) and (y) REIT I enters into a definitive agreement with an Exempted Person with respect to a Superior Proposal, in compliance with Section 7.3, the REIT I Termination Payment shall be an amount equal to $21,520,000.

“REIT II Bylaws” means the Amended and Restated Bylaws of REIT II, as amended and in effect on the date hereof.

“REIT II Charter” means the Second Articles of Amendment and Restatement of REIT II dated April 30, 2015, as amended or supplemented and in effect on the date hereof.

“REIT II Charter Amendments” means an amendment to the REIT II Charter in substantially the form attached hereto as Exhibit B-1 and a subsequent amendment thereto in substantially the form attached hereto as Exhibit B-2.

“REIT II Class A Common Stock” means the Class A Common Stock, $0.001 par value per share, of REIT II.

“REIT II Class T Common Stock” means the Class T Common Stock, $0.001 par value per share, of REIT II.

“REIT II Common Stock” means the common stock, $0.001 par value per share, of REIT II, consisting of the REIT II Class A Common Stock and the REIT II Class T Common Stock.

“REIT II DRP” means the distribution reinvestment plan of REIT II.

“REIT II Employee Program” means each “employee benefit plan,” within the meaning of ERISA Section 3(3) (whether or not subject to ERISA), and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, separation, employment, termination, consulting, commission, change-in-control, retention, profit sharing, pension, vacation, paid time off, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe benefit or other benefit or compensation plan, policy, program, agreement, arrangement or Contract, whether written or unwritten, that is currently sponsored, maintained or contributed to by REIT II or any REIT II Subsidiary or under or with respect to which REIT II or any REIT II Subsidiary or their respective ERISA Affiliates has any liability, whether accrued, absolute, contingent, direct or indirect.

“REIT II Equity Incentive Plan” means the Carey Watermark Investors 2 Incorporated 2015 Equity Incentive Plan, as amended.

“REIT II Governing Documents” means the REIT II Bylaws, the REIT II Charter, the certificate of limited partnership of REIT II Operating Partnership, and the REIT II Partnership Agreement.

“REIT II Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) has or would have a material adverse effect on the business, properties, financial condition or results of operations of REIT II and the REIT II Subsidiaries, taken as a whole, or (ii) has prevented or materially impaired, or would prevent or materially impair, the ability of REIT II or Merger Sub to consummate the REIT Merger before the Outside Date; provided that, for purposes of the foregoing clause (i), “REIT II Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which REIT II or the REIT II Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates (except, in each case, to the extent having a disproportionate adverse effect on REIT II and the REIT II Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT II and the REIT II Subsidiaries operate), (B) changes in general economic conditions in the industries in which REIT II and the

REIT II Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof that does not result in the destruction or material physical damage of a material portion of the REIT II Properties, taken as a whole, (E) the execution and delivery of this Agreement, or the public announcement of the REIT Merger or the other transactions contemplated by this Agreement, (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of REIT I, (G) earthquakes, hurricanes, floods or other natural disasters that do not result in the destruction or material physical damage of a material portion of the REIT II Properties, taken as a whole, (H) changes in Law or GAAP (or the interpretation thereof), or (I) any Action made or initiated by any holder of REIT II Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C) and (H), do not disproportionately adversely affect REIT II and the REIT II Subsidiaries, taken as a whole, compared to other companies in the industry in which REIT II and the REIT II Subsidiaries operate.

“REIT II OP Class A Units” means the REIT II OP Units classified as Class A OP Units pursuant to the REIT II Partnership Agreement.

“REIT II OP Class C Units” means the REIT II OP Units classified as Class C OP Units pursuant to the REIT II Partnership Agreement.

“REIT II OP Units” means the units of limited partnership interests in REIT II Operating Partnership (other than the REIT II Special Partnership Interests), including, without limitation, the REIT II OP Class A Units and the REIT II OP Class C Units.

“REIT II Operating Partnership” means CWI 2 OP, LP, a Delaware limited partnership and the operating partnership of REIT II.

“REIT II Partnership Agreement” means the Agreement of Limited Partnership of REIT II Operating Partnership, dated as of February 9, 2015, as amended through the date hereof.

“REIT II RSU” means a restricted stock unit representing the right to vest in and be issued shares of REIT II Common Stock by REIT II (whether granted by REIT II pursuant to the REIT II Equity Incentive Plan, assumed by REIT II in connection with any merger, acquisition or similar transaction, or otherwise issued or granted by REIT II).

“REIT II Special Partnership Interests” means the partnership interests in REIT II Operating Partnership held by the special general partner named in the REIT II Partnership Agreement.

“REIT II Stockholder Approval” means approval of (i) the REIT Merger by the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of REIT II Common Stock entitled to vote on the matter and (ii) the REIT II Charter Amendments by the affirmative vote of the holders of a majority of the outstanding shares of REIT II Common Stock entitled to vote on the matter.

“REIT II Stockholders Meeting” means the meeting of the holders of shares of REIT II Common Stock for the purpose of seeking the REIT II Stockholder Approval, including any postponement or adjournment thereof.

“REIT II Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by REIT II, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by REIT II or of which REIT II or any REIT II Subsidiary is a general partner, manager, managing member or the equivalent, including REIT II Operating Partnership.

“REIT II Termination Payment” means an amount equal to $19,669,000.

“REIT Merger Consideration” means the Common Stock Merger Consideration, the Vested REIT I RSU Consideration and the Assumed RSUs.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, brokers and financial advisors), agents, controlled Affiliates and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means any federal, state, local and foreign or other taxes of any kind, together with penalties, interest or additions imposed with respect to such amounts, imposed by any Governmental Authority, including taxes on or with respect to income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, net worth, abandoned property, franchise, windfall or other profits, gross receipts, premiums, employment, social security, workers’ compensation, unemployment compensation, payroll, capital stock, excise, environmental, registration and documentation fees, severance, occupation, customs duties, disability, or estimated tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means, as applicable, the Expense Reimbursement Payment, the REIT I Termination Payment or the REIT II Termination Payment payable pursuant to Section 9.3(b).

“Wholly Owned REIT I Subsidiary” means REIT I Operating Partnership and any wholly owned subsidiary of REIT I or REIT I Operating Partnership.

“Wholly Owned REIT II Subsidiary” means REIT II Operating Partnership and any wholly owned subsidiary of REIT II or REIT II Operating Partnership.

(b)                              In addition to the terms defined in Section 1.1(a), the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Agreement	Section 7.3(a)
Agreement	Preamble
Articles of Merger	Section 2.3
Assumed RSUs	Section 3.1(d)(ii)
Barclays	Section 4.20
Closing	Section 2.2
Closing Date	Section 2.2
Closing Dividend	Section 7.8(b)
Closing Dividend Date	Section 7.8(b)
Common Stock Merger Consideration	Section 3.1(a)(i)
Competing Proposal	Section 7.3(l)(i)
Escrow Agreement	Section 9.3(f)
Exchange Ratio	Section 3.1(a)(i)
Exempted Person	Section 7.3(l)(iii)
Form S-4	Section 7.1(a)
Go-Shop Period	Section 7.3(f)
Indemnification Agreements	Section 7.7(a)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Internalization Documents	Section 8.2(g)
Joint Proxy Statement	Section 7.1(a)
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Morgan Stanley	Section 5.20
Outside Date	Section 9.1(b)(i)
Payor	Section 9.3(d)
Party(ies)	Preamble
Qualified REIT Subsidiary	Section 4.1(c)
Quarterly Dividend	Section 7.8(a)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
REIT Dividend	Section 7.8(c)
REIT I	Preamble
REIT I Adverse Recommendation Change	Section 7.3(j)
REIT I Board	Recitals
REIT I Board Recommendation	Section 4.2(c)
REIT I Corporate Debt	Section 4.18(b)
REIT I Designees	Section 7.11
REIT I Disclosure Letter	Article 4
REIT I Franchise Agreement	Section 4.10(g)
REIT I Ground Lease	Section 4.10(e)

Defined Term	Location of Definition
REIT I Insurance Policies	Section 4.15
REIT I Major Lease	Section 4.10(d)
REIT I Management Agreement	Section 4.10(f)
REIT I Management Company Employee	Section 6.1(b)(xxiv)
REIT I Material Contract	Section 4.12(c)
REIT I Permits	Section 4.8(a)
REIT I Permitted Liens	Section 4.10(b)
REIT I Preferred Stock	Section 4.4(a)
REIT I Property	Section 4.10(a)
REIT I Real Property Debt	Section 4.18(a)
REIT I Related Party Agreements	Section 4.17
REIT I SEC Documents	Section 4.5(a)
REIT I Special Committee	Recitals
REIT I Subsidiary Partnership	Section 4.13(h)
REIT I Tax Protection Agreements	Section 4.13(h)
REIT I Terminating Breach	Section 9.1(d)(i)
REIT I Voting Debt	Section 4.4(d)
REIT II	Preamble
REIT II Adverse Recommendation Change	Section 7.3(d)
REIT II Board	Recitals
REIT II Board Recommendation	Section 5.2(c)
REIT II Corporate Debt	Section 5.18(b)
REIT II Disclosure Letter	Article 5
REIT II Franchise Agreement	Section 5.10(g)
REIT II Ground Lease	Section 5.10(e)
REIT II Insurance Policies	Section 5.15
REIT II Major Lease	Section 5.10(d)
REIT II Management Agreement	Section 5.10(f)
REIT II Management Company Employee	Section 6.2(b)(xxiv)
REIT II Material Contract	Section 5.12(c)
REIT II Permits	Section 5.8(a)
REIT II Permitted Liens	Section 5.10(b)
REIT II Preferred Stock	Section 5.4(a)
REIT II Property	Section 5.10(a)
REIT II Real Property Debt	Section 5.18(a)
REIT II Related Party Agreements	Section 5.17
REIT II SEC Documents	Section 5.5(a)
REIT II Special Committee	Recitals
REIT II Subsidiary Partnership	Section 5.13(h)
REIT II Tax Protection Agreements	Section 5.13(h)
REIT II Terminating Breach	Section 9.1(c)(i)
REIT II Voting Debt	Section 5.4(d)
REIT Merger	Recitals
REIT Merger Effective Time	Section 2.3
Release	Section 4.11

Defined Term	Location of Definition
Sarbanes-Oxley Act	Section 5.5(a)
SDAT	Section 2.3
Solicitation Period End Date	Section 7.3(f)
Superior Proposal	Section 7.3(l)(ii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.21
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.10(d)
Unvested REIT I RSU	Section 3.1(d)(ii)
Vested REIT I RSU	Section 3.1(d)(i)
Vested REIT I RSU Consideration	Section 3.1(d)(i)

Section 1.2                        Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)                               when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)                              the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)                               whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d)                             “or” shall be construed in the inclusive sense of “and/or”;

(e)                               the words “hereof,” “herein” and “hereunder” and words of similar impart, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f)                                all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement;

(g)                              all references herein to “$” or dollars shall refer to United States dollars;

(h)                              no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(i)                                  it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(j)                                  the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase;

(k)                              references to a Person are also to its successors and permitted assigns;

(l)                                  any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(m)                          all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(n)                              the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2
THE REIT MERGER

Section 2.1                        The REIT Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the REIT Merger Effective Time, Merger Sub shall be merged with and into REIT I, whereupon the separate existence of Merger Sub will cease, with REIT I surviving the REIT Merger (REIT I, as the surviving entity in the REIT Merger, sometimes being referred to herein as the “Surviving Entity”), such that following and as a result of the REIT Merger, the Surviving Entity will be a direct wholly owned subsidiary of REIT II. The REIT Merger shall have the effects provided in this Agreement and the Articles of Merger and as specified in the applicable provisions of the MGCL and MLLCA.

Section 2.2                        Closing. The closing of the REIT Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time, on the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such other place or date and time as may be agreed in writing by REIT I and REIT II. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3                        Effective Time. On the Closing Date, REIT II, REIT I and Merger Sub shall (i) cause articles of merger with respect to the REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by REIT I, Merger Sub or the Surviving Entity under the MGCL or MLLCA in connection with the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “REIT Merger Effective Time”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date.

Section 2.4                        Organizational Documents of the Surviving Entity.

(a)                               From and after the REIT Merger Effective Time, the charter of REIT II, as amended or supplemented by the REIT II Charter Amendments (except to the extent that certain provisions of the REIT II Charter Amendment by their terms shall not become effective until the listing of REIT II Common Stock on a national exchange), shall remain in effect as the charter of REIT II, until thereafter amended in accordance with applicable Law and the applicable provisions of the charter of REIT II, as amended or supplemented.

(b)                              At the REIT Merger Effective Time and by virtue of the REIT Merger, a limited liability company agreement to be mutually agreed by the Parties, shall be the limited liability agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such limited liability company agreement.

Section 2.5                        Officers of the Surviving Entity. At the REIT Merger Effective Time and by virtue of the REIT Merger, the officers of REIT I immediately prior to the REIT Merger Effective Time shall be the officers of the Surviving Entity, until duly removed or replaced in accordance with applicable Law and the applicable provisions of the charter and bylaws of the Surviving Entity.

Section 2.6                        Tax Treatment of the REIT Merger. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this Section 2.6, and no Party shall take a position inconsistent with such treatment.

ARTICLE 3
EFFECTS OF THE REIT MERGER

Section 3.1                        Effects of the REIT Merger.

(a)                               The REIT Merger. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any further action on the part of REIT I or Merger Sub or the holders of any securities of REIT II, REIT I or Merger Sub:

(i)                                  Each share of REIT I Common Stock, or fraction thereof, issued and outstanding as of immediately prior to the REIT Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement, 0.9106 shares (the “Exchange Ratio”) (upon the proper surrender of such Book-Entry Share) of validly issued, fully paid and nonassessable shares of REIT II Class A Common Stock (the “Common Stock Merger Consideration”) in accordance with Section 3.2 and subject to Section 3.1(a)(ii), Section 3.1(a)(iii), Section 3.1(b), Section 3.3 and the next sentence of this Section 3.1(a)(i). The Common Stock Merger Consideration payable to each holder of REIT I Common Stock will be aggregated and each such holder shall be entitled to receive such number of shares of REIT II Common Stock, including any fraction thereof (which fraction shall be rounded up to the nearest 1/10,000th), consistent with the Exchange Ratio. From and after the REIT Merger Effective Time, all such shares of REIT I Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of REIT I Common Stock shall cease to have any rights with respect thereto, except for the right to receive the Common Stock Merger Consideration therefor in accordance with Section 3.2.

(ii)                              Each share of REIT I Common Stock, if any, then held by any Wholly Owned REIT I Subsidiary shall automatically be retired and shall cease to exist, and no Common Stock Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

(iii)                          Each share of REIT I Common Stock, if any, then held by REIT II or any Wholly Owned REIT II Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Common Stock Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

(iv)                          Each membership interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall be converted into validly issued, fully paid and nonassessable shares of common stock of the Surviving Entity, and the shares of common stock of the Surviving Entity into which the membership interest of Merger Sub is so converted shall be the only issued and outstanding equity interests of the Surviving Entity, and REIT II shall be the sole equityholder of the Surviving Entity.

(b)                              Adjustment of the REIT Merger Consideration. Between the date of this Agreement and the REIT Merger Effective Time, if REIT I or REIT II should split, combine or otherwise reclassify the REIT I Common Stock or any class of the REIT II Common Stock, or make a dividend or other distribution in shares of the REIT I Common Stock or the REIT II Common Stock (including any dividend or other distribution of securities convertible into REIT I Common Stock or REIT II Common Stock, but not including shares of REIT I Common Stock issued pursuant to the REIT I DRP or shares of REIT II Common Stock issued pursuant to the REIT II DRP), other than the payment of a portion of REIT I’s regular quarterly dividend in REIT I Common Stock in lieu of cash or REIT II’s regular quarterly dividend in REIT II Common Stock in lieu of cash, in a manner consistent with past practice, or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder) the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(c)                               Transfer Books. From and after the REIT Merger Effective Time, the share transfer books of REIT I shall be closed, and thereafter there shall be no further registration of transfers of REIT I Common Stock. From and after the REIT Merger Effective Time, Persons who held REIT I Common Stock outstanding immediately prior to the REIT Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(d)                             REIT I RSUs.

(i)                                  Vested REIT I RSUs.  As of the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of the holders thereof, each REIT I RSU (or portion thereof) that is outstanding and vested as of immediately prior to the REIT Merger Effective Time (including all such REIT I RSUs that vest contingent on the occurrence of the REIT Merger, if any) but in respect of which the shares of REIT I Common Stock issuable with respect thereto have not yet been delivered as of the REIT Merger Effective Time (each, a “Vested REIT I RSU”) shall cease, at the REIT Merger Effective Time, to represent any rights with respect to shares of REIT I Common Stock and shall be converted into the right to receive (without duplication of any amount that would otherwise be payable with respect to the shares of REIT I Common Stock issuable with respect to such Vested REIT I RSU pursuant to Section 3.1(a)) a number of shares of REIT II Class A Common Stock (including any fraction thereof (which fraction shall be rounded up to the nearest 1/10,000th)) equal to (x) the number of shares of REIT I Common Stock subject to such Vested REIT I RSU, multiplied by (y) the Exchange Ratio (the “Vested REIT I RSU Consideration”). REIT I or REIT II, as applicable, shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the treatment of the Vested REIT I RSUs pursuant to this Section 3.1(d)(i).  As soon as practicable following the REIT Merger Effective Time, REIT II shall cause the Transfer Agent to record the issuance on the stock records of REIT II of the amount of REIT II Class A Common Stock equal to the Vested REIT I RSU Consideration that is issuable to each holder of Vested REIT I RSUs (including any fractional shares thereof), pursuant to this Section 3.1(d)(i); provided that to the extent that any such Vested REIT I RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, such Vested REIT I RSU Consideration will be paid and recorded on the stock records of REIT II in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that would not result in the application of a tax or penalty under Section 409A of the Code.

(ii)                              Unvested REIT I RSUs.  As of the REIT Merger Effective Time, by virtue of the REIT Merger and without any action on the part of the holders thereof, each REIT I RSU (or portion thereof) that is outstanding and unvested as of immediately prior to the REIT Merger Effective Time (after taking into account all REIT I RSUs that vest contingent on the occurrence of the REIT Merger, if any) (each, an “Unvested REIT I RSU”) shall cease, at the REIT Merger Effective Time, to represent any rights with respect to shares of REIT I Common Stock and shall be converted into a REIT II RSU with respect to a whole number of shares of REIT II Class A Common Stock (rounded up to the nearest whole share) equal to (x) the number of shares of REIT I Common Stock subject to such Unvested REIT I RSU, multiplied by (y) the Exchange Ratio (such resulting REIT II RSUs, the “Assumed RSUs”).  The Assumed RSUs shall be subject to the same vesting schedule, termination terms, and other terms and restrictions that governed the applicable Unvested REIT I RSUs as of immediately prior to the REIT Merger Effective Time, except that the REIT II Board or a committee thereof shall succeed to the authority and responsibility of the REIT I Board or any committee thereof with respect thereto.

(iii)                          REIT II shall take all corporate action necessary to reserve a sufficient number of shares of REIT II Class A Common Stock for delivery upon the settlement of each of the Assumed RSUs. As soon as reasonably practicable after the REIT Merger Effective Time, if and to the extent necessary to cause a sufficient number of shares of REIT II Class A Common Stock to be registered and issuable upon the settlement of the Assumed RSUs, REIT II shall file a post-effective amendment to the Form S-4 or one or more registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of REIT II Class A Common Stock subject to the Assumed RSUs, and REIT II shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed RSUs remain outstanding.

(iv)                          Prior to the REIT Merger Effective Time, REIT II, the REIT II Board, and the Compensation Committee of the REIT II Board, as applicable, and REIT I, the REIT I Board, and the Compensation Committee of the REIT I Board, as applicable, shall adopt any resolutions and take any actions (including obtaining consents or providing any required or advisable notices) necessary (A) to effectuate the provisions of this Section 3.1(d), (B) to ensure that, from and after the REIT Merger Effective Time, holders of REIT I RSUs shall have no rights with respect thereto other than those specifically provided in this Section 3.1(d), and (C) with respect to REIT I, to terminate the REIT I Equity Incentive Plan effective as of the REIT Merger Effective Time.

Section 3.2                        Exchange Procedures; Distributions with Respect to Unexchanged Shares.

(a)                               As soon as practicable following the REIT Merger Effective Time, REIT II shall cause its transfer agent, DST Systems, Inc. (or any successor transfer agent for REIT II, the “Transfer Agent”), to record the issuance on the stock records of REIT II of the amount of REIT II Class A Common Stock equal to the Common Stock Merger Consideration and Vested REIT I RSU Consideration that is issuable to each holder of shares of REIT I Common Stock and Vested

REIT I RSUs (including any fractional shares thereof), pursuant to Section 3.1(a)(i) and Section 3.1(d)(i). Shares of REIT II Class A Common Stock issuable pursuant to this Section 3.2(a) and Section 3.2(b) in exchange for shares of REIT I Common Stock and Vested REIT I RSUs shall be in Book-Entry Shares.

(b)                              None of REIT II, the Surviving Entity, the Transfer Agent or any other Person shall be liable to any holder of REIT I Common Stock for any REIT Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

Section 3.3                        Withholding Rights. Each of REIT I, REIT II, the Surviving Entity or the Transfer Agent, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of REIT I Common Stock or REIT I RSUs, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4                        Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the REIT Merger or the other transactions contemplated by this Agreement.

Section 3.5                        General Effects of the REIT Merger.  At the REIT Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of REIT I and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of REIT I and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF REIT I

Except (a) as set forth in the disclosure letter prepared by REIT I and delivered by REIT I to REIT II at or prior to the execution and delivery of this Agreement (the “REIT I Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT I Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be specifically cross-referenced); provided that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT I Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT I Disclosure Letter is intended to broaden the scope of any representation or warranty of REIT I made herein); or (b) as disclosed in the REIT I SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2018 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT I SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided that the disclosures in the REIT I SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section or subsection of the REIT I Disclosure Letter, and (ii) the representations and warranties made in Section 4.3 (No Conflict; Required Filings and Consents), Section 4.5(a) through Section 4.5(c) (SEC Documents; Financial Statements), Section 4.6 (Absence of Certain Changes or Events) and Section 4.7 (No Undisclosed Liabilities), REIT I hereby represents and warrants, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date) or to another period (in which case for such period)), to REIT II and Merger Sub that:

Section 4.1                        Organization and Qualification; Subsidiaries.

(a)                               REIT I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  REIT I is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)                              Each REIT I Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. Each REIT I Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

(c)                               Section 4.1(c) of the REIT I Disclosure Letter sets forth a true and complete list of the REIT I subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT I and the REIT I subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT I in each REIT I subsidiary, including a list of each REIT I subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT

Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and each REIT I subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)                             Neither REIT I nor any REIT I Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT I Subsidiaries and investments in short-term investment securities).

(e)                               REIT I has made available to REIT II complete and correct copies of the REIT I Governing Documents. REIT I is in compliance with the terms of its REIT I Governing Documents in all material respects. True and complete copies of REIT I’s minute books have been made available by REIT I to REIT II.

(f)                                REIT I has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT I Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2                        Authority; Approval Required.

(a)                               REIT I has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the REIT I Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the REIT Merger. The execution and delivery of this Agreement by REIT I and the consummation by REIT I of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of REIT I are necessary to authorize this Agreement, the REIT Merger or the other transactions contemplated by this Agreement, subject to receipt of the REIT I Stockholder Approval and, with respect to the REIT I Charter Amendment, the filing of the REIT I Charter Amendment with and acceptance for record of the REIT I Charter Amendment by the SDAT and (with respect to the REIT Merger) the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT.

(b)                              This Agreement has been duly executed and delivered by REIT I, and assuming due authorization, execution and delivery by REIT II and Merger Sub, constitutes a legally valid and binding obligation of REIT I, enforceable against REIT I in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c)                               On the recommendation of the REIT I Special Committee, the REIT I Board has (i) determined that the terms of this Agreement, the REIT Merger Consideration, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT I and the holders of shares of REIT I Common Stock, (ii) determined that the REIT Merger is fair and reasonable to REIT I and on terms and conditions no less favorable to REIT I than those available from unaffiliated third parties, (iii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the REIT Merger, the REIT I Charter Amendment and the other transactions contemplated by this Agreement, (iv) directed that the REIT Merger and the REIT I Charter Amendment be submitted for consideration at a meeting of the REIT I stockholders and (v) recommended that the holders of shares of REIT I Common Stock vote in favor of approval of each of the REIT Merger and the REIT I Charter Amendment (such recommendation, the “REIT I Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)                             The REIT I Stockholder Approval is the only vote of the holders of securities of REIT I required to approve the REIT Merger.

Section 4.3                        No Conflict; Required Filings and Consents.

(a)                               The execution and delivery of this Agreement by REIT I do not, and the performance of this Agreement and its obligations hereunder will not, and the consummation by REIT I of the transactions contemplated by this Agreement will not, (i) assuming that the REIT I Stockholder Approval has been obtained, conflict with or result in the breach or violation of any provision of (A) the REIT I Governing Documents or (B) any equivalent organizational or governing documents of any other REIT I Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) and the REIT I Stockholder Approval have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT I or any REIT I Subsidiary or by which any property or asset of REIT I or any REIT I Subsidiary is bound, or (iii) require any consent, approval or notice (except as contemplated by Section 4.3(b)) under, result in a violation or breach by, or any loss of any benefit or material increase in any cost or obligation of, REIT I or any REIT I Subsidiary, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment or result in the creation of any Liens on any property or asset of REIT I or any of REIT I Subsidiaries pursuant to any of the terms, conditions or provisions of any REIT I Material Contract, REIT I Major Lease, REIT I Management Agreement, REIT I Franchise Agreement or REIT I Ground Lease to which REIT I or any REIT I Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT I or any REIT I Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which REIT I or any REIT I Subsidiary is a party, except as to the foregoing clauses (ii) and (iii) for any such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a REIT I Material Adverse Effect.

(b)                              The execution and delivery of this Agreement by REIT I do not, and the performance of this Agreement by REIT I will not, and the consummation by REIT I of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by REIT I, except (i) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the

Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the REIT I Charter Amendment and the Articles of Merger with, and the acceptance for record of the REIT I Charter Amendment and the Articles of Merger by, the SDAT pursuant to the MGCL and/or the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT I Disclosure Letter, and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect.

Section 4.4                        Capital Structure.

(a)                               The authorized capital stock of REIT I consists of 300,000,000 shares of REIT I Common Stock and 50,000,000 shares of preferred stock, $0.001 par value per share (“REIT I Preferred Stock”). At the close of business on October 21, 2019, (i) 142,681,934.63 shares of REIT I Common Stock were issued and outstanding, (ii) no shares of REIT I Preferred Stock were issued and outstanding, (iii) 118,374.99 shares of REIT I Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to the REIT I Equity Incentive Plan, (iv) 3,553,739.22 shares of REIT I Common Stock were available for grant under the REIT I Equity Incentive Plan, (v) 118,374.99 shares of REIT I Common Stock were subject to issuance pursuant to the REIT I RSUs and (vi) no shares of REIT I Common Stock were reserved for issuance upon redemption of REIT I OP Units. All of the outstanding shares of capital stock of REIT I are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws.  Except as set forth in this Section 4.4(a), there is no other outstanding capital stock of REIT I.

(b)                              At the close of business on October 21, 2019, (i) 18,562.5 REIT I OP Units were issued and outstanding and were held by Carey Watermark Holdings, LLC, and (ii) all other issued and outstanding REIT I OP Units were held by REIT I.  All the REIT I OP Units held by REIT I are directly owned by REIT I or a Wholly Owned REIT I Subsidiary, free and clear of all Liens other than REIT I Permitted Liens and free of preemptive rights. All of the REIT I OP Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c)                               All of the outstanding shares of capital stock of each of the REIT I Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT I Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT I Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT I owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT I Subsidiaries, free and clear of all Liens, other than REIT I Permitted Liens, and free of preemptive rights.

(d)                             There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT I or any REIT I Subsidiary (“REIT I Voting Debt”) issued and outstanding. Except for the REIT I OP Units and awards granted pursuant to the REIT I Equity Incentive Plan, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT I or any of the REIT I Subsidiaries is a party or by which any of them is bound obligating REIT I or any of the REIT I Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT I or any REIT I Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT I Voting Debt or other equity interests.

(e)                               Neither REIT I nor any REIT I Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT I or any of the REIT I Subsidiaries. Neither REIT I nor any REIT I Subsidiary has granted any registration rights on any of its capital stock.

(f)                                REIT I does not have a “poison pill” or similar stockholder rights plan.

(g)                              All dividends or other distributions on the shares of REIT I Common Stock or REIT I OP Units and any material dividends or other distributions on any securities of any REIT I Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5                        SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)                               REIT I has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by REIT I with the SEC (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since January 1, 2017 (the forms, documents, statements and reports filed with the SEC since January 1, 2017 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT I SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT I SEC Documents (i) complied, or with respect to REIT I SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT I SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later REIT I SEC Documents filed and publicly available prior to the date of this Agreement. None of the REIT I SEC Documents is, to the Knowledge of REIT I, the subject of ongoing SEC review and REIT I does not have any outstanding and unresolved comments from the SEC with respect to any REIT I SEC Documents. None of the REIT I SEC Documents is the subject of any confidential treatment request by REIT I.

(b)                              REIT I has made available to REIT II complete and correct copies of all written correspondence between the SEC, on one hand, and REIT I, on the other hand, since January 1, 2017. At all applicable times, REIT I has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)                               The consolidated audited and unaudited financial statements of REIT I and the REIT I Subsidiaries included, or incorporated by reference, in the REIT I SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT I SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT I and REIT I Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT I) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT I and the REIT I Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT I and the REIT I Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT I, threatened, in each case regarding any accounting practices of REIT I.

(d)                             Since January 1, 2017, (A) REIT I has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT I in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT I’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT I, such disclosure controls and procedures are effective in timely alerting REIT I’s management to material information required to be included in REIT I’s periodic reports required under the Exchange Act (if REIT I was required to file such reports). REIT I and REIT I Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that access to assets is permitted only in accordance with management’s general or specific authorization and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2018, REIT I has not received any notification of a “material weakness” in REIT I’s internal controls. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e)                               Neither REIT I nor any REIT I Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.6                        Absence of Certain Changes or Events. Since December 31, 2018 REIT I and all REIT I Subsidiaries have conducted their respective business in all material respects in the ordinary course of business consistent with past practice and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of REIT I Common Stock except for regular quarterly dividends on the REIT I Common Stock; (b) any amendment of any term of any outstanding equity security of REIT I or any REIT I Subsidiary; (c) any repurchase, redemption or other acquisition by REIT I or any REIT I Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, REIT I or any REIT I Subsidiary; (d) any change in any method of accounting or accounting practice or any Tax method, practice or election by REIT I or any REIT I Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (e) any REIT I Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT I Material Adverse Effect; or (f) any incurrence, assumption or guarantee by REIT I or any REIT I Subsidiary of any Indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

Section 4.7                        No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT I dated as of December 31, 2018 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice of such entity or any predecessor thereof since December 31, 2018, and (d) for liabilities or obligations that would not reasonably be expected to be material to REIT I and the REIT I Subsidiaries, taken as a whole, neither REIT I nor any REIT I Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b), (c) or (d) above, that would be required to be reflected or reserved against on a consolidated statement of the financial position of REIT I and the REIT I Subsidiaries prepared in accordance with GAAP (or disclosed in the notes thereto).

Section 4.8                        Permits; Compliance with Law.

(a)                               REIT I and each REIT I Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT I and each REIT I Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “REIT I Permits”), and all such REIT I Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT I Permits, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. No event has occurred with respect to any material REIT I Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such material REIT I Permits. To the Knowledge of REIT I, there is not pending or threatened any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT I or the REIT I Subsidiaries that impairs the validity of any REIT I Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT I Permit.

(b)                              Except as disclosed in the REIT I SEC Documents, the businesses of REIT I and the REIT I Subsidiaries are not being, and since January 1, 2017 have not been, conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect. No investigation or review by any Governmental Authority with respect to REIT I or any REIT I Subsidiary is pending or, to REIT I’s Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to be material to REIT I and the REIT I Subsidiaries, taken as a whole. Neither REIT I nor any REIT I Subsidiary is subject to any order, writ, injunction, decree, statute, rule or regulation that would, individually or in the aggregate, reasonably be expected to be material to REIT I and the REIT I Subsidiaries, taken as a whole. REIT I is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority that prohibits or would reasonably be expected to prohibit any of the transactions contemplated hereby or by this Agreement. REIT I has not taken any action, nor have any other steps been taken or have any legal proceedings been commenced, nor to the Knowledge of REIT I, threatened, against REIT I or any REIT I Subsidiary, for the winding-up, liquidation or dissolution of REIT I.

Section 4.9                        Litigation. There is no material Action or investigation to which REIT I or any REIT I Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT I, threatened before any Governmental Authority, and, to the Knowledge of REIT I, there is no basis for any such action, suit, proceeding or investigation. None of REIT I and the REIT I Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT I or the REIT I Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT I or any of the REIT I Subsidiaries is or was a party, or, to the Knowledge of REIT I, in any other proceeding, that enjoins or requires REIT I or any of the REIT I Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 4.10                Properties.

(a)                               Section 4.10(a) of the REIT I Disclosure Letter sets forth a true, correct and complete list of the common name and address of each hotel owned or leased (including ground leased) by REIT I or any REIT I Subsidiary as lessee or sublessee, as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “REIT I Property”).  As of the date hereof, each of the REIT I Properties is owned or leased by REIT I or the REIT I Subsidiary indicated on Section 4.10(a) of the REIT I Disclosure Letter. There are no real properties that REIT I or any REIT I Subsidiary is obligated to buy, lease or sublease at some future date.

(b)                              REIT I or a REIT I Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to the REIT I Properties, in each case, free and clear of Liens, except for REIT I Permitted Liens, none of which REIT I Permitted Liens have had, and would not, individually or in the aggregate, reasonably be expected to have a REIT I Material Adverse Effect.  For the purposes of this Agreement, “REIT I Permitted Liens” shall mean any (i) Liens relating to any Indebtedness set forth on Section 4.10(b)(i) of the REIT I Disclosure Letter, (ii) statutory or other Liens for Taxes or assessments that are not yet due (or are due but not yet delinquent) or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (iii) the terms of any REIT I Major Leases, REIT I Ground Leases or any other leases, subleases or licenses entered into by the applicable REIT I Subsidiary as landlord, sublandlord or licensor in the ordinary course of business, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens (but excluding Liens relating to any Indebtedness other than as set forth on Section 4.10(b)(i) of the REIT I Disclosure Letter) that are disclosed on the title insurance policies or title insurance commitments listed on Section 4.10(b)(v) of the REIT I Disclosure Letter previously made available to REIT II (including any air rights described in such Liens), (vi) any right, title or interest of a lessor or sublessor set forth in any REIT I Ground Lease, (vii) any Liens in favor of a lessor or sublessor set forth in any REIT I Ground Lease to secure unpaid rent, (viii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are related to obligations not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and (ix) any other Lien (but excluding Liens relating to Indebtedness) that do not materially impair the value of the applicable REIT I Property or the continued use and operation of the applicable REIT I Property as currently used and operated.  Section 4.10(b) of the REIT I Disclosure Letter describes any material REIT I Permitted Liens that, as of the date hereof, are being contested in good faith by appropriate proceedings.

(c)                               There is no pending or, to REIT I’s Knowledge, threatened, condemnation, expropriation, eminent domain or rezoning proceeding affecting all or any material portion of any of the REIT I Properties.  Except as would not, individually or in the aggregate, reasonably be expected to have a REIT I Material Adverse Effect:

(i)                                  each of the REIT I Properties is, to REIT I’s Knowledge (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, and (z) adequate and suitable for the purposes for which they are presently being used.  None of REIT I or any REIT I Subsidiary has received written notice that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT I Properties or that is necessary to permit the lawful use and operation of all utilities, holding areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the REIT I Properties is not valid or in full force and effect as of the date of this Agreement, or of any pending written threat of modification or cancellation of any of same, in each case that would materially adversely impact the applicable REIT I Property; and

(ii)                              each of the REIT I Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d)                             Section 4.10(d) of the REIT I Disclosure Letter sets forth a true, correct and complete list of each lease or sublease to which REIT I or any REIT I Subsidiary is a lessor or sublessor with respect to any of the REIT I Properties, together with all amendments, modifications, supplements, renewals and extensions related thereto, which lease or sublease (i) (A) provides for annual rent in excess of $500,000 and (B) has a term of 12 months or longer or (ii) is between two Affiliates of REIT I (each, a “REIT I Major Lease”).  REIT I has made available to REIT II correct and complete (in all material respects) copies of all REIT I Major Leases that are in effect as of the date hereof. With respect to each REIT I Major Lease, (x) such REIT I Major Lease is valid and in full force and effect, (y) the applicable REIT I Subsidiary is not in material default under such REIT I Major Lease and, to REIT I’s Knowledge, the applicable lessee counterparty is not in material default under such REIT I Major Lease, and (z) and none of REIT I or any REIT I Subsidiary has received written notice that it has violated or is in default under such REIT I Major Lease, except as would not, individually or in the aggregate, reasonably be expected to have a REIT I Material Adverse Effect.

(e)                               Section 4.10(e) of the REIT I Disclosure Letter sets forth a true, correct and complete list of each ground lease or other agreement pursuant to which REIT I or any REIT I Subsidiary is a lessee or sublessee with respect to any of the REIT I Properties that is subject to such ground lease, together with all amendments, modifications, supplements, renewals and extensions related thereto (each, a “REIT I Ground Lease”), and identifies each REIT I Property that is subject to such REIT I Ground Lease, REIT I or the REIT I Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  REIT I has made available to REIT II correct and complete (in all material respects) copies of all REIT I Ground Leases that are in effect as of the date hereof.  With respect to each REIT I Ground Lease, (x) such REIT I Ground Lease is valid and in full force and effect, (y) the applicable REIT I Subsidiary is not in default under such REIT I Ground Lease and, to REIT I’s Knowledge, the applicable lessor counterparty is not in material default under such REIT I Ground Lease, and (z) and none of REIT I or any REIT I Subsidiary has received written notice that it has violated or is in default under any REIT I Ground Lease, except, in the case of both clauses (y) and (z) for violations or defaults that would not, individually or in the aggregate, reasonably be likely to result in the termination of the Ground Lease.

(f)                                Section 4.10(f) of the REIT I Disclosure Letter sets forth a true, correct and complete list of each management agreement pursuant to which any third party manages or operates any of the REIT I Properties on behalf of REIT I or any REIT I Subsidiary, together with each amendment, guaranty or other agreement or document binding on REIT I or applicable REIT I Subsidiary and relating thereto (each, a “REIT I Management Agreement”), and identifies each REIT I Property that is subject to such REIT I Management Agreement, REIT I or the REIT I Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  REIT I has made available to REIT II correct and complete (in all material respects) copies of all REIT I Management Agreements which are in effect as of the date hereof.  With respect to each REIT I Management Agreement, (x) such REIT I Management Agreement is valid and in full force and effect, (y) the applicable REIT I Subsidiary is not in material default under such REIT I Management Agreement and, to REIT I’s Knowledge, the applicable counterparty is not in material default under such REIT I Management Agreement, and (z) and none of REIT I or any REIT I Subsidiary has received written notice that it has violated or is in default under such REIT I Management Agreement, except as would not, individually or in the aggregate, reasonably be expected to result in a REIT I Material Adverse Effect.

(g)                              Section 4.10(g) of the REIT I Disclosure Letter sets forth a true, correct and complete list of each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the REIT I Properties or by REIT I or any REIT I Subsidiary, together with each amendment, guaranty or other agreement or document binding on REIT I or applicable REIT I Subsidiary and relating thereto (each, a “REIT I Franchise Agreement”), and identifies each REIT I Property that is subject to such REIT I Franchise Agreement, REIT I or the REIT I Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  REIT I has made available to REIT II correct and complete (in all material respects) copies of all REIT I Management Agreements that are in effect as of the date hereof.  With respect to each REIT I Franchise Agreement, (x) such REIT I Franchise Agreement is valid and in full force and effect and (y) none of REIT I or any REIT I Subsidiary has received written notice that it has violated or is in default under such REIT I Franchise Agreement, except (i) for violations or defaults that have been cured or (ii) as would not, individually or in the aggregate, reasonably be expected to result in a REIT I Material Adverse Effect.

(h)                              No purchase option has been exercised under any REIT I Major Lease, REIT I Ground Lease, REIT I Management Agreement, REIT I Franchise Agreement, REIT I Material Contract or other Contract with respect to a REIT I Property for which the purchase has not closed prior to the date of this Agreement.

(i)                                  There are no unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any REIT I Property or any portion thereof in favor of any third party. There are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any REIT I Property or any portion thereof.

(j)                                  Section 4.10(j) of the REIT I Disclosure Letter sets forth a true, correct and complete list of the owner title insurance policies for each of the REIT I Properties, copies of which, together with all exception documents referenced therein, have been made available to REIT II.  No written claim has been made against any such owner title insurance policy relating to a REIT I Property.

(k)                              REIT I and the REIT I Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, would not, individually or in the aggregate, reasonably be expected to have a REIT I Material Adverse Effect.  None of REIT I’s or any of the REIT I Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for REIT I Permitted Liens.

Section 4.11                Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect: (a) none of REIT I or the REIT I Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Authority with respect to any alleged failure by REIT I or any REIT I Subsidiary to have any Environmental Permit or with respect to any treatment, storage, recycling, transportation, disposal or “release” (as defined in 42 U.S.C. Section 9601(22) (“Release”)) by REIT I or any REIT I Subsidiary of any Hazardous Substance in material violation of any Environmental Law; (b) to the Knowledge of REIT I, except in material compliance with applicable Environmental Laws, (i) there are no asbestos-containing materials present on any property owned or operated by REIT I or any REIT I Subsidiary, (ii) there are no regulated levels of PCBs present on any property owned or operated by REIT I or any REIT I Subsidiary, and (iii) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Substances currently present on any property owned or operated by REIT I or any REIT I Subsidiary; (c) none of REIT I or any REIT I Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Authority, as a result of a Release of a Hazardous Substance into the environment in material violation of any Environmental Law at any property currently or formerly owned, leased (including ground leases) or operated by REIT I or any REIT I Subsidiary; (d) none of REIT I or any REIT I Subsidiary has received written notice of (i) any Liens arising under or pursuant to any applicable Environmental Law on any REIT I Property or (ii) any action taken which could subject any REIT I Property to such Liens, and to the Knowledge of REIT I, no such action is in process; (e) none of REIT I or any REIT I Subsidiary has transported or arranged for the transportation of any Hazardous Substance to any location which, to the Knowledge of REIT I, is the subject of any Action that could be reasonably expected to result in claims against REIT I or any REIT I Subsidiary related to such Hazardous Substance for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder; (f) REIT I and the REIT I Subsidiaries have made notification of Releases of a Hazardous Substance where required by applicable Environmental Law, and no property now or, to the Knowledge of REIT I, previously owned, leased (including ground leases) or operated by REIT I or the REIT I Subsidiaries is listed or, to the Knowledge of REIT I, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Authority where such listing requires active investigation or clean-up; (g) REIT I and the REIT I Subsidiaries have not entered into any agreements to provide indemnification to any third-party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by REIT I and the REIT I Subsidiaries; and (h) none of REIT I nor any REIT I Subsidiary has in its possession or control any environmental assessment or investigation reports that (i) have not been provided to REIT II prior to the execution of this Agreement and (ii) disclose a material environmental condition with respect to the REIT I Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy, except for such reports that reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities. REIT I and the REIT I Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Substance at any REIT I Property.

Section 4.12                Material Contracts.

(a)                               All Contracts, including amendments thereto, required to be filed as an exhibit to any REIT I SEC Documents filed on or after January 1, 2017 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed.  All such filed Contracts shall be deemed to have been made available to REIT II.

(b)                              Other than the Contracts described in Section 4.12(a) and except for this Agreement, Section 4.12(b) of the REIT I Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which REIT I or any REIT I Subsidiary is a party or by which it is bound or to which any REIT I Property or other material asset is subject, that:

(i)                                  is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                              is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract that sets forth the operational terms of a joint venture, partnership, joint development agreement, limited liability company or strategic alliance of REIT I or any REIT I Subsidiary;

(iii)                          constitutes a REIT I Tax Protection Agreement;

(iv)                          contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to REIT I or the REIT I Subsidiaries, or upon consummation of the REIT Merger, REIT II or REIT II’s Subsidiaries or which restricts the conduct of any line of business in a manner that would reasonably be expected to be material to REIT I (including the Surviving Entity) and the REIT I Subsidiaries, taken as a whole;

(v)                              evidences Indebtedness for borrowed money in excess of $1,000,000 of any of REIT I or any of the REIT I Subsidiaries, whether unsecured or secured;

(vi)                          provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) of (x) any real property (including any REIT I Property or any portion thereof) or (y) any other material asset of REIT I or any REIT I Subsidiary with a fair market value or purchase price greater than $250,000;

(vii)                      contains a put, call or similar right pursuant to which REIT I or any REIT I Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

(viii)                  (A) requires REIT I or any REIT I Subsidiary to provide any funds to or make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in REIT I, any REIT I Subsidiary or any other Person in excess of $250,000 or (B) evidences a loan (whether secured or unsecured) made to any other Person in excess of $250,000;

(ix)                          relates to the settlement (or proposed settlement) of any pending or threatened legal proceeding required to be disclosed in the REIT I SEC Documents;

(x)                              would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act;

(xi)                          except to the extent such Contract is described in the clauses above or is terminable by REIT I without penalty on no more than sixty (60) days’ notice, calls for aggregate payments by, or other consideration from, REIT I or any REIT I Subsidiary of more than $500,000 over the remaining term of such Contract;

(xii)                      constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(xiii)                  is a Labor Agreement;

(xiv)                  is an agreement that obligates REIT I or any REIT I Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of REIT I or any REIT I Subsidiary pursuant to which REIT I or a REIT I Subsidiary is the indemnitor; or

(xv)                      would prohibit or materially delay the consummation of the REIT Merger as contemplated by this Agreement.

(c)                               Each Contract of the type described above in Section 4.12(b), whether or not set forth in Section 4.12(b) of the REIT I Disclosure Letter, is referred to herein as a “REIT I Material Contract.”  REIT I has made available to REIT II true, correct and complete copies of all REIT I Material Contracts as of the date hereof, including amendments and supplements thereto.  As of the date hereof, all of the REIT I Material Contracts are valid and binding on REIT I and/or a REIT I Subsidiary, as the case may be, and, to REIT I’s Knowledge, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.  Neither REIT I nor the applicable REIT I Subsidiary has, and to REIT I’s Knowledge, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, that with or without notice, lapse of time or both would constitute a default under the provisions of any REIT I Material Contract, except for violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a REIT I Material Adverse Effect.  As of the date hereof, neither REIT I nor any REIT I Subsidiary has received written notice of any of the foregoing.

Section 4.13                Taxes.

(a)                               REIT I and each REIT I Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. REIT I and each REIT I Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by REIT I and each REIT I Subsidiary with respect to the taxable years ending on or after REIT I’s formation have been made available to REIT II. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT I or any REIT I Subsidiary do not file Tax Returns that REIT I or any REIT I Subsidiary is or may be subject to Tax by such jurisdiction.

(b)                              Beginning with its initial taxable year ending on December 31, 2011, and through and including the Closing Date, REIT I (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for REIT I is expected to enable REIT I to continue to meet the requirements for qualification as a REIT through and including the Closing Date and (ii) has not taken or omitted to take any action which would reasonably be expected to result in REIT I’s failure to qualify as a REIT, and no challenge to REIT I’s status as a REIT is pending or threatened in writing. No REIT I subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary, and no REIT I subsidiary owns assets (including, without limitation, securities) that would cause REIT I to violate Section 856(c)(4) of the Code. REIT I’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including its taxable year ending on the Closing Date), taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than REIT I’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and by excluding REIT I’s net capital gain for such year.

(c)                               (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT I, threatened with regard to any material Taxes or Tax Returns of REIT I or any REIT I Subsidiary; (ii) no material deficiency for Taxes of REIT I or any REIT I Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT I, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect; (iii) neither REIT I nor any REIT I Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT I nor any REIT I Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT I nor any REIT I Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                             Each REIT I subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)                               Neither REIT I nor any REIT I subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)                                Since its inception, (i) REIT I has not, and none of the REIT I Subsidiaries has, incurred (A) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, or (B) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs), and (ii) REIT I has not, and none of the REIT I Subsidiaries has, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT I no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (ii) of the preceding sentence or any liability for Taxes described in clause (i) of the preceding sentence will be imposed upon REIT I or any REIT I Subsidiary.

(g)                              REIT I and the REIT I Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                              There are no REIT I Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT I threatened to raise, a material claim against REIT I or any REIT I Subsidiary for any breach of any REIT I Tax Protection Agreements. As used herein, “REIT I Tax Protection Agreements” means any written agreement to which REIT I or any REIT I Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT I Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT I Subsidiary Partnership, REIT I or any REIT I Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “REIT I Subsidiary Partnership” means a REIT I Subsidiary that is a partnership for United States federal income tax purposes.

(i)                                  There are no Tax Liens upon any property or assets of REIT I or any REIT I Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                                  There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT I or any REIT I Subsidiary, and after the Closing Date neither REIT I nor any REIT I Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)                              Neither REIT I nor any REIT I Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT I nor any REIT I Subsidiary is subject to written ruling of a Governmental Authority.

(l)                                  Neither REIT I nor any REIT I Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT I Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)                          Neither REIT I nor any REIT I Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)                              Neither REIT I nor any REIT I Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) since January 1, 2017 or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)                              No written power of attorney that has been granted by REIT I or any REIT I Subsidiary (other than to REIT I or a REIT I Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)                              Neither REIT I nor any REIT I Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT I is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)                              REIT I is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14                Intellectual Property.  Neither REIT I nor any REIT I Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by REIT I or any REIT I Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, (i) to the Knowledge of REIT I, no Intellectual Property used by REIT I or any REIT I Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT I or any REIT I Subsidiary, and (iii) REIT I and the REIT I Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT I and the REIT I Subsidiaries as it is currently conducted. Since January 1, 2017, neither REIT I nor any REIT I Subsidiary has received any written or, to the Knowledge of REIT I, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15                Insurance. REIT I has made available to REIT II copies of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT I and the REIT I Subsidiaries (the “REIT I Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a REIT I Material Adverse Effect, all premiums due and payable under all REIT I Insurance Policies have been paid, and REIT I and the REIT I Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT I Insurance Policies. No written notice of cancellation or termination has been received by REIT I or any REIT I Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.16                Employee and Benefits Matters.

(a)                               Except as set forth in the REIT I SEC Documents, neither REIT I nor any REIT I Subsidiary maintains or has maintained any Employee Benefit Plans or has any obligations or liabilities in respect of Employee Benefit Plans.

(b)                              Neither REIT I nor any REIT I Subsidiary has any employees.

(c)                               None of the agreements to which REIT I or any of the REIT I Subsidiaries is a party would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.

Section 4.17                Related Party Transactions. Except (i) the REIT I Partnership Agreement or (ii) as described in the publicly available REIT I SEC Documents filed with or furnished to the SEC on or after January 1, 2019 and prior to the date hereof (the “REIT I Related Party Agreements”), no agreements, arrangements or understandings between REIT I or any REIT I Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT I and REIT I Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.18                Indebtedness.

(a)                               Section 4.18(a)(i) of the REIT I Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each loan or other Indebtedness secured by any REIT I

Property that will continue to be secured by any REIT I Property after the Closing, including the outstanding principal balance as of June 30, 2019 (the “REIT I Real Property Debt”). To the Knowledge of REIT I, there is no default under any REIT I Real Property Debt in any material respect and neither REIT I nor any REIT I Subsidiary has received any written notice of any uncured default under any REIT I Real Property Debt that would have a REIT I Material Adverse Effect.

(b)                              Section 4.18(b) of the REIT I Disclosure Letter sets forth a true and complete list as of the date hereof of each loan or other Indebtedness with an outstanding principal balance exceeding $1,000,000 that is unsecured or secured by property other than REIT I Property and that will remain in effect or continue to be secured by such property after the Closing, including the current lender thereunder and the outstanding principal balance of such loan or other Indebtedness (the “REIT I Corporate Debt”). To the Knowledge of REIT I, there is no default under any REIT I Corporate Debt in any material respect and neither REIT I nor any REIT I Subsidiary has received any written notice of any uncured default under any REIT I Corporate Debt that would have a REIT I Material Adverse Effect.

Section 4.19                Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.19 of the REIT I Disclosure Letter, each in a fee amount set forth in and pursuant to the terms of the engagement letter between REIT I and such Person, true, correct and complete copies of which have been provided to REIT II prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the REIT Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT I or any REIT I Subsidiary.

Section 4.20                Opinion of Financial Advisor. The REIT I Special Committee has received an opinion from Barclays Capital Inc. (“Barclays”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, after giving effect to the REIT Merger and the other transactions contemplated by this Agreement, the Internalization Agreement and the Commitment Agreement, dated as of October 1, 2019, by and among REIT I, REIT II, Watermark Capital Partners, LLC, and Michael G. Medzigian, the Exchange Ratio in the REIT Merger pursuant to this Agreement is fair, from a financial point of view, to the holders of shares of REIT I (other than REIT II, any Wholly Owned REIT I Subsidiary or any Wholly Owned REIT II Subsidiary). REIT I will deliver to REIT II a complete and correct copy of such opinion promptly after receipt thereof by the REIT I Special Committee solely for informational purposes. REIT I acknowledges that the opinion of Morgan Stanley contemplated by Section 5.20 is for the benefit of the REIT II Special Committee and that REIT I shall not be entitled to rely on that opinion for any purpose.

Section 4.21                Takeover Statutes. None of REIT I or any REIT I Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of REIT II as defined in Section 3-601 of the MGCL. The REIT I Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state law (collectively, “Takeover Statutes”) are applicable to this Agreement, the REIT Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of shares of REIT I Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 4.22                Information Supplied. None of the information relating to REIT I or any REIT I Subsidiary contained or incorporated by reference in the Joint Proxy Statement or the Form S-4 or that is provided by REIT I or any REIT I Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Joint Proxy Statement, at the time of the initial mailing thereof, at the time of the REIT I Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by REIT I with the SEC in connection with the REIT Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT I is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT I, its officers, directors and partners and the REIT I Subsidiaries (or other information supplied by or on behalf of REIT I or any REIT I Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by or on behalf of REIT II or Merger Sub.

Section 4.23                No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, neither REIT I nor any other Person (on behalf of REIT I) has made any representation or warranty, express or implied, with respect to REIT I or any REIT I Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT I or any REIT I Subsidiary. In particular, without limiting the foregoing disclaimer, neither REIT I nor any other Person makes or has made any representation or warranty to REIT II, Merger Sub or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by REIT I in this Article 4, any oral or written information presented to REIT II, Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence of REIT I, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, REIT I acknowledges and agrees that none of REIT II, Merger Sub or any other Person (on behalf of REIT II or Merger Sub) has made or is making any representations or warranties relating to REIT II or Merger Sub whatsoever, express or implied, beyond those expressly given by REIT II or Merger Sub in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding REIT II or Merger Sub furnished or made available to REIT I or any of its Representatives.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF REIT II AND MERGER SUB

Except (a) as set forth in the disclosure letter prepared by REIT II and Merger Sub and delivered by REIT II and Merger Sub to REIT I at or prior to the execution and delivery of this Agreement (the “REIT II Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT II Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be specifically cross-referenced); provided that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the REIT II Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the REIT II Disclosure Letter is intended to broaden the scope of any representation or warranty of REIT II or Merger Sub made herein); or (b) as disclosed in the REIT II SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after December 31, 2018 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such REIT II SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided that the disclosures in the REIT II SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section or subsection of the REIT II Disclosure Letter, and (ii) the representations and warranties made in Section 5.3 (No Conflict; Required Filings and Consents), Section 5.5(a) through Section 5.5(c) (SEC Documents; Financial Statements), Section 5.6 (Absence of Certain Changes or Events) and Section 5.7 (No Undisclosed Liabilities), REIT II and Merger Sub hereby, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to another date (in which case as of such other date) or to another period (in which case for such period)), to REIT I that:

Section 5.1                        Organization and Qualification; Subsidiaries.

(a)                               REIT II is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of REIT II and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(b)                              Each REIT II Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. Each REIT II Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

(c)                               Section 5.1(c) of the REIT II Disclosure Letter sets forth a true and complete list of the REIT II subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which REIT II and the REIT II subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by REIT II in each REIT II subsidiary, including a list of each REIT II subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each REIT II subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)                             Neither REIT II nor any REIT II Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the REIT II Subsidiaries and investments in short-term investment securities).

(e)                               REIT II has made available to REIT I complete and correct copies of the REIT II Governing Documents. REIT II is in compliance with the terms of its REIT II Governing Documents in all material respects. True and complete copies of REIT II’s minute books have been made available by REIT II to REIT I.

(f)                                REIT II has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the REIT II Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2                        Authority; Approval Required.

(a)                               Each of REIT II and Merger Sub has the requisite corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the REIT II Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the REIT Merger. The execution and delivery of this Agreement by each of REIT II and Merger Sub and the consummation by REIT II and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or limited liability company action, as applicable, and no other corporate or limited liability company proceedings on the part of REIT II or Merger Sub are necessary to authorize this Agreement, the REIT Merger or the other transactions contemplated by this Agreement, subject to receipt of the REIT II Stockholder Approval and (with respect to the REIT II Charter Amendments) the filing of the REIT II Charter Amendments with and acceptance for record of the REIT II Charter Amendments by the SDAT and (with respect to the REIT Merger) the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT.

(b)                              This Agreement has been duly executed and delivered by each of REIT II and Merger Sub, and assuming due authorization, execution and delivery by REIT I, constitutes a legally valid and binding obligation of each of REIT II and Merger Sub enforceable against each of REIT II and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(c)                               On the recommendation of the REIT II Special Committee, the REIT II Board has (i) determined that the terms of this Agreement, the REIT Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of REIT II and the holders of shares of REIT II Common Stock, (ii) determined that the REIT Merger is fair and reasonable to REIT II and on terms and conditions no less favorable to REIT II than those available from unaffiliated third parties, (iii) approved, authorized, adopted and declared advisable this Agreement and the consummation of the REIT Merger, the REIT II Charter Amendments and the other transactions contemplated by this Agreement, (iv) directed that the REIT Merger and the REIT II Charter Amendments be submitted for consideration at a meeting of the REIT II stockholders and (v) recommended that the holders of shares of REIT II Common Stock vote in favor of approval of each of the REIT Merger and the REIT II Charter Amendments (such recommendation, the “REIT II Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d)                             The REIT II Stockholder Approval is the only vote of the holders of securities of REIT II or REIT II Operating Partnership required to approve the REIT Merger.

(e)                               REIT II, in its capacity as the sole member of Merger Sub, has duly and validly authorized the execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the REIT Merger and the other transactions contemplated by this Agreement, and no other consent or approval by or on behalf of Merger Sub is necessary to authorize Merger Sub’s entry into this Agreement or consummation of the REIT Merger or the other transactions contemplated by this Agreement.

Section 5.3                        No Conflict; Required Filings and Consents.

(a)                               The execution and delivery of this Agreement by REIT II and Merger Sub do not, and the performance of this Agreement and their respective obligations hereunder will not, and the consummation by REIT II and Merger Sub of the transactions contemplated by this Agreement will not, (i) assuming that the REIT II Stockholder Approval has been obtained, conflict with or result in a breach or violation of any provision of (A) the REIT II Governing Documents, (B) Merger Sub Governing Documents or (C) any equivalent organizational or governing documents of any other REIT II Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) and the REIT II Stockholder Approval have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT II or any REIT II Subsidiary or by which any property or asset of REIT II or any REIT II Subsidiary is bound, or (iii) require any consent, approval or notice (except as contemplated by Section 5.3(b)) under, result in a violation or breach by, or any loss of any benefit or material increase in any cost or obligation of, REIT II or any REIT II Subsidiary, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, result in the triggering of any payment or result in the creation of any Liens on any property or asset of REIT II or any of REIT II Subsidiaries pursuant to any of the terms, conditions or provisions of any REIT II Material Contract, REIT II Major Lease, REIT II Management Agreement, REIT II Franchise Agreement or REIT II Ground Lease to which REIT II or any REIT II Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of REIT II or any REIT II Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which REIT II or any REIT II Subsidiary is a party, except as to the foregoing clauses (ii) and (iii) for any such filings, notices, permits, authorizations, consents, approvals, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a REIT II Material Adverse Effect.

(b)                              The execution and delivery of this Agreement by REIT II and Merger Sub do not, and the performance of this Agreement by REIT II and Merger Sub will not, and the consummation by REIT II and Merger Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by REIT II or Merger Sub, except (i) the filing with the SEC of (A) the Joint Proxy Statement, (B) the Form S-4 and the declaration of effectiveness of the Form S-4, and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the REIT II Charter Amendments and the Articles of Merger with, and the acceptance for record of the REIT II Charter Amendments and the Articles of Merger by, the SDAT pursuant to the MGCL and/or the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) the consents, authorizations, orders or approvals of each Governmental Authority listed in Section 8.1(a) of the REIT II Disclosure Letter and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect.

Section 5.4                        Capital Structure.

(a)                               The authorized capital stock of REIT II consists of 400,000,000 shares of REIT II Common Stock, of which 320,000,000 shares are classified as REIT II Class A Common Stock and 80,000,000 shares are classified as REIT II Class T Common Stock, and 50,000,000 shares of preferred stock, $0.001 par value per share (“REIT II Preferred Stock”). At the close of business on October 21, 2019, (i) 32,610,932.53 shares of REIT II Class A Common Stock were issued and outstanding, (ii) 60,638,540.57 shares of REIT II Class T Common Stock were issued and outstanding, (iii) no shares of REIT II Preferred Stock were issued and outstanding, (iv) 74,073.66 shares of REIT II Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to the REIT II Equity Incentive Plan, (v) 1,838,894.00 shares of REIT II Common Stock were available for grant under the REIT II Equity Incentive Plan, (vi) 74,073.66 shares of REIT II Common Stock were subject to issuance pursuant to the REIT II RSUs and (vii) no shares of REIT II Common Stock were reserved for issuance upon redemption of REIT II OP Units. All of the outstanding shares of capital stock of REIT II are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws, and all shares of REIT II Common Stock to be issued in connection with the REIT Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be issued in compliance with applicable securities Laws.  Except as set forth in this Section 5.4(a), there is no other outstanding capital stock of REIT II.

(b)                              At the close of business on October 21, 2019, (i) 33,333 REIT II OP Class A Units were issued and outstanding and were held by Carey Watermark Holdings 2, LLC, (ii) all other issued and outstanding REIT II OP Class A Units were held by REIT II, and (iii) all issued and outstanding REIT II OP Class T Units were held by REIT II. All the REIT II OP Units held by REIT II are directly owned by REIT II or a Wholly Owned REIT II Subsidiary, free and clear of all Liens other than REIT II Permitted Liens and free of preemptive rights. All of the REIT II OP Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c)                               All of the outstanding shares of capital stock of each of the REIT II Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the REIT II Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the REIT II Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. REIT II owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the REIT II Subsidiaries, free and clear of all Liens, other than REIT II Permitted Liens, and free of preemptive rights.

(d)                             There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT II or any REIT II Subsidiary (“REIT II Voting Debt”) issued and outstanding. Except for the REIT II OP Units and awards granted pursuant to the REIT II Equity Incentive Plan, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT II or any of the REIT II Subsidiaries is a party or by which any of them is bound obligating REIT II or any of the REIT II Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT II or any REIT II Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT II Voting Debt or other equity interests.

(e)                               Neither REIT II nor any REIT II Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT II or any of the REIT II Subsidiaries. Neither REIT II nor any REIT II Subsidiary has granted any registration rights on any of its capital stock.

(f)                                REIT II does not have a “poison pill” or similar stockholder rights plan.

(g)                              All dividends or other distributions on the shares of REIT I Common Stock or REIT II OP Units and any material dividends or other distributions on any securities of any REIT II Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.5                        SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a)                               REIT II has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by REIT II with the SEC (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2017 (the forms, documents, statements and reports filed with the SEC since January 1, 2017 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “REIT II SEC Documents”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the REIT II SEC Documents (i) complied, or with respect to REIT II SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to REIT II SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later REIT I SEC Documents filed and publicly available prior to the date of this Agreement. None of the REIT II SEC Documents is, to the Knowledge of REIT II, the subject of ongoing SEC review and REIT II does not have any outstanding and unresolved comments from the SEC with respect to any REIT II SEC Documents. None of the REIT II SEC Documents is the subject of any confidential treatment request by REIT II.

(b)                              REIT II has made available to REIT I complete and correct copies of all written correspondence between the SEC, on one hand, and REIT II, on the other hand, since January 1, 2017. At all applicable times, REIT II has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c)                               The consolidated audited and unaudited financial statements of REIT II and the REIT II Subsidiaries included, or incorporated by reference, in the REIT II SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later REIT II SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of REIT II and REIT II Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form or rule under the Exchange Act, which such adjustments are not, in the aggregate, material to REIT II) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of REIT II and the REIT II Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of REIT II and the REIT II Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of REIT II, threatened, in each case regarding any accounting practices of REIT II.

(d)                             Since January 1, 2017, (A) REIT II has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information required to be disclosed by REIT II in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to REIT II’s management as appropriate to allow timely decisions regarding required disclosure, and (B) to the Knowledge of REIT II, such disclosure controls and procedures are effective in timely alerting REIT II’s management to material information required to be included in REIT II’s periodic reports required under the Exchange Act (if REIT II was required to file such reports). REIT II and REIT II Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that access to assets is permitted only in accordance with management’s general or specific authorization and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2018, REIT II has not received any notification of a “material weakness” in REIT II’s internal controls. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e)                               Neither REIT II nor any REIT II Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.6                        Absence of Certain Changes or Events. Since December 31, 2018 REIT II and all REIT II Subsidiaries have conducted their respective business in all material respects in the ordinary course of business consistent with past practice and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of REIT II Common Stock except for regular quarterly dividends on the REIT II Common Stock; (b) any amendment of any term of any outstanding equity security of REIT II or any REIT II Subsidiary; (c) any repurchase, redemption or other acquisition by REIT II or any REIT II Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, REIT II or any REIT II Subsidiary; (d) any change in any method of accounting or accounting practice or any Tax method, practice or election by REIT II or any REIT II Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (e) any REIT II Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT II Material Adverse Effect; or (f) any incurrence, assumption or guarantee by REIT II or any REIT II Subsidiary of any Indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

Section 5.7                        No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of REIT II dated as of December 31, 2018 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice of such entity or any predecessor thereof since December 31, 2018, and (d) for liabilities or obligations that would not reasonably be expected to be material to REIT II and the REIT II Subsidiaries, taken as a whole, neither REIT II nor any REIT II Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b), (c) or (d) above, that would be required to be reflected or reserved against on a consolidated statement of the financial position of REIT II and the REIT II Subsidiaries prepared in accordance with GAAP (or disclosed in the notes thereto).

Section 5.8                        Permits; Compliance with Law.

(a)                               REIT II and each REIT II Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT II and each REIT II Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “REIT II Permits”), and all such REIT II Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT II Permits, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. No event has occurred with respect to any material REIT II Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such material REIT II Permits. To the Knowledge of REIT II, there is not pending or threatened any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT II or the REIT II Subsidiaries that impairs the validity of any REIT II Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT II Permit.

(b)                              Except as disclosed in the REIT II SEC Documents, the businesses of REIT II and the REIT II Subsidiaries are not being, and since January 1, 2017 have not been, conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect. No investigation or review by any Governmental Authority with respect to REIT II or any REIT II Subsidiary is pending or, to REIT II’s Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to be material to REIT II and the REIT II Subsidiaries, taken as a whole. Neither REIT II nor any REIT II Subsidiary is subject to any order, writ, injunction, decree, statute, rule or regulation that would, individually or in the aggregate, reasonably be expected to be material to REIT II and the REIT II Subsidiaries, taken as a whole. Neither REIT II nor Merger Sub is subject to any judgment, decree, injunction, rule or order of any Governmental Authority that prohibits or would reasonably be expected to prohibit any of the transactions contemplated hereby or by this Agreement. Neither REIT II nor Merger Sub has taken any action, nor have any other steps been taken or have any legal proceedings been commenced, nor to the Knowledge of REIT II, threatened, against REIT II, Merger Sub or any other REIT II Subsidiary, for the winding-up, liquidation or dissolution of REIT II or Merger Sub.

Section 5.9                        Litigation.  There is no material Action or investigation to which REIT II or any REIT II Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT II, threatened before any Governmental Authority, and, to the Knowledge of REIT II, there is no basis for any such action, suit, proceeding or investigation. None of REIT II and the REIT II Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of REIT II or the REIT II Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which REIT II or any of the REIT II Subsidiaries is or was a party, or, to the Knowledge of REIT II, in any other proceeding, that enjoins or requires REIT II or any of the REIT II Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 5.10                Properties.

(a)                               Section 5.10(a) of the REIT II Disclosure Letter sets forth a true, correct and complete list of the common name and address of each hotel owned or leased (including ground leased) by REIT II or any REIT II Subsidiary as lessee or sublessee, as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “REIT II Property”).  As of the date hereof, each of the REIT II Properties is owned or leased by REIT II or the REIT II Subsidiary indicated on Section 5.10(a) of the REIT II Disclosure Letter. There are no real properties that REIT II or any REIT II Subsidiary is obligated to buy, lease or sublease at some future date.

(b)                              REIT II or a REIT II Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to the REIT II Properties, in each case, free and clear of Liens, except for REIT II Permitted Liens, none of which REIT II Permitted Liens have had, and would not, individually or in the aggregate, reasonably be expected to have a REIT II Material Adverse Effect.  For the purposes of this Agreement, “REIT II Permitted Liens” shall mean any (i) Liens relating to any Indebtedness set forth on Section 5.10(b)(i) of the REIT II Disclosure Letter, (ii) statutory or other Liens for Taxes or assessments that are not yet due (or are due but not yet delinquent) or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (iii) the terms of any REIT II Major Leases, REIT II Ground Leases or any other leases, subleases or licenses entered into by the applicable REIT II Subsidiary as landlord, sublandlord or licensor in the ordinary course of business, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens (but excluding Liens relating to any Indebtedness other than as set forth on Section 5.10(b)(i) of the REIT II Disclosure Letter) that are disclosed on the title insurance policies or title insurance commitments listed on Section 5.10(b)(v) of the REIT II Disclosure Letter previously made available to REIT I (including any air rights described in such Liens), (vi) any right, title or interest of a lessor or sublessor set forth in any REIT II Ground Lease, (vii) any Liens in favor of a lessor or sublessor set forth in any REIT II Ground Lease to secure unpaid rent, (viii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are related to obligations not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings and (ix) any other Lien (but excluding Liens relating to Indebtedness) that do not materially impair the value of the applicable REIT II Property or the continued use and operation of the applicable REIT II Property as currently used and operated.  Section 5.10(b) of the REIT II Disclosure Letter describes any material REIT II Permitted Liens that, as of the date hereof, are being contested in good faith by appropriate proceedings.

(c)                               There is no pending or, to REIT II’s Knowledge, threatened condemnation, expropriation, eminent domain or rezoning proceeding affecting all or any material portion of any of the REIT II Properties.  Except as would not, individually or in the aggregate, reasonably be expected to have a REIT II Material Adverse Effect:

(i)                                  each of the REIT II Properties is, to REIT II’s Knowledge (x) supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects, and (z) adequate and suitable for the purposes for which they are presently being used.  None of REIT II or any REIT II Subsidiary has received written notice that any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the REIT II Properties or that is necessary to permit the lawful use and operation of all utilities, holding areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the REIT II Properties is not valid or in full force and effect as of the date of this Agreement, or of any pending written threat of modification or cancellation of any of same, in each case that would materially adversely impact the applicable REIT II Property; and

(ii)                              each of the REIT II Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d)                             Section 5.10(d) of the REIT II Disclosure Letter sets forth a true, correct and complete list of each lease or sublease to which REIT II or any REIT II Subsidiary is a lessor or sublessor with respect to any of the REIT II Properties, together with all amendments, modifications, supplements, renewals and extensions related thereto, which lease or sublease (i) (A) provides for annual rent in excess of $500,000 and (B) has a term of 12 months or longer or (ii) is between two Affiliates of REIT II (each, a “REIT II Major Lease”).  REIT II has made available to REIT I correct and complete (in all material respects) copies of all REIT II Major Leases that are in effect as of the date hereof. With respect to each REIT II Major Lease, (x) such REIT II Major Lease is valid and in full force and effect, (y) the applicable REIT II Subsidiary is not in material default under such REIT II Major Lease and, to REIT II’s Knowledge, the applicable lessee counterparty is not in material default under such REIT II Major Lease, and (z) and none of REIT II or any REIT II Subsidiary has received written notice that it has violated or is in default under such REIT II Major Lease, except as would not, individually or in the aggregate, reasonably be expected to have a REIT II Material Adverse Effect.

(e)                               Section 5.10(e) of the REIT II Disclosure Letter sets forth a true, correct and complete list of each ground lease or other agreement pursuant to which REIT II or any REIT II Subsidiary is a lessee or sublessee with respect to any of the REIT II Properties that is subject to such ground lease, together with all amendments, modifications, supplements, renewals and extensions related thereto (each, a “REIT II Ground Lease”), and identifies each REIT II Property that is subject to such REIT II Ground Lease, REIT II or the REIT II Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  REIT II has made available to REIT I correct and complete (in all material respects) copies of all REIT II Ground Leases that are in effect as of the date hereof.  With respect to each REIT II Ground Lease, (x) such REIT II Ground Lease is valid and in full force and effect, (y) the applicable REIT II Subsidiary is not in default under such REIT II Ground Lease and, to REIT II’s Knowledge, the applicable lessor counterparty is not in material default under such REIT II Ground Lease, and (z) and none of REIT II or any REIT II Subsidiary has received written notice that it has violated or is in default under any REIT II Ground Lease, except, in the case of both clauses (y) and (z) for violations or defaults that would not, individually or in the aggregate, reasonably be likely to result in the termination of the Ground Lease.

(f)                                Section 5.10(f) of the REIT II Disclosure Letter sets forth a true, correct and complete list of each management agreement pursuant to which any third party manages or operates any of the REIT II Properties on behalf of REIT II or any REIT II Subsidiary, together with each amendment, guaranty or other agreement or document binding on REIT II or applicable REIT II Subsidiary and relating thereto (each, a “REIT II Management Agreement”), and identifies each REIT II Property that is subject to such REIT II Management Agreement, REIT II or the REIT II Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  REIT II has made available to REIT I correct and complete (in all material respects) copies of all REIT II Management Agreements which are in effect as of the date hereof.  With respect to each REIT II Management Agreement, (x) such REIT II Management Agreement is valid and in full force and effect, (y) the applicable REIT II Subsidiary is not in material default under such REIT II Management Agreement and, to REIT II’s Knowledge, the applicable counterparty is not in material default under such REIT II Management Agreement, and (z) and none of REIT II or any REIT II Subsidiary has received written notice that it has violated or is in default under such REIT II Management Agreement, except as would not, individually or in the aggregate, reasonably be expected to result in a REIT II Material Adverse Effect.

(g)                              Section 5.10(g) of the REIT II Disclosure Letter sets forth a true, correct and complete list of each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the REIT II Properties or by REIT II or any REIT II Subsidiary, together with each amendment, guaranty or other agreement or document binding on REIT II or applicable REIT II Subsidiary and relating thereto (each, a “REIT II Franchise Agreement”), and identifies each REIT II Property that is subject to such REIT II Franchise Agreement, REIT II or the REIT II Subsidiary that is a party to such agreement, the date of such agreement and each amendment relating thereto.  REIT II has made available to REIT I correct and complete (in all material respects) copies of all REIT II Management Agreements that are in effect as of the date hereof.  With respect to each REIT II Franchise Agreement, (x) such REIT II Franchise Agreement is valid and in full force and effect and (y) none of REIT II or any REIT II Subsidiary has received written notice that it has violated or is in default under such REIT II Franchise Agreement, except (i) for violations or defaults that have been cured or (ii) as would not, individually or in the aggregate, reasonably be expected to result in a REIT II Material Adverse Effect.

(h)                              No purchase option has been exercised under any REIT II Major Lease, REIT II Ground Lease, REIT II Management Agreement, REIT II Franchise Agreement, REIT II Material Contract or other Contract with respect to a REIT II Property for which the purchase has not closed prior to the date of this Agreement.

(i)                                  There are no unexpired options to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any REIT II Property or any portion thereof in favor of any third party. There are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any REIT II Property or any portion thereof.

(j)                                  Section 5.10(j) of the REIT II Disclosure Letter sets forth a true, correct and complete list of the owner title insurance policies for each of the REIT II Properties, copies of which, together with all exception documents referenced therein, have been made available to REIT I.  No written claim has been made against any such owner title insurance policy relating to a REIT II Property.

(k)                              REIT II and the REIT II Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, would not, individually or in the aggregate, reasonably be expected to have a REIT II Material Adverse Effect.  None of REIT II’s or any of the REIT II Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for REIT II Permitted Liens.

Section 5.11                Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect: (a) none of REIT II or the REIT II Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Authority with respect to any alleged failure by REIT II or any REIT II Subsidiary to have any Environmental Permit or with respect to any treatment, storage, recycling, transportation, disposal or Release by REIT II or any REIT II Subsidiary of any Hazardous Substance in material violation of any Environmental Law; (b) to the Knowledge of REIT II, except in material compliance with applicable Environmental Laws, (i) there are no asbestos-containing materials present on any property owned or operated by REIT II or any REIT II Subsidiary, (ii) there are no regulated levels of PCBs present on any property owned or operated by REIT II or any REIT II Subsidiary, and (iii) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Substances currently present on any property owned or operated by REIT II or any REIT II Subsidiary; (c) none of REIT II or any REIT II Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Authority, as a result of a Release of a Hazardous Substance into the environment in material violation of any Environmental Law at any property currently or formerly owned, leased (including ground leases) or operated by REIT II or any REIT II Subsidiary; (d) none of REIT II or any REIT II Subsidiary has received written notice of (i) any Liens arising under or pursuant to any applicable Environmental Law on any REIT II Property or (ii) any action taken which could subject any REIT II Property to such Liens, and to the Knowledge of REIT II, no such action is in process; (e) none of REIT II or any REIT II Subsidiary has transported or arranged for the transportation of any Hazardous Substance to any location which, to the Knowledge of REIT II, is the subject of any Action that could be reasonably expected to result in claims against REIT II or any REIT II Subsidiary related to such Hazardous Substance for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder; (f) REIT II and the REIT II Subsidiaries have made notification of Releases of a Hazardous Substance where required by applicable Environmental Law, and no property now or, to the Knowledge of REIT II, previously owned, leased (including ground leases) or operated by REIT II or the REIT II Subsidiaries is listed or, to the Knowledge of REIT II, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Authority where such listing requires active investigation or clean-up; (g) REIT II and the REIT II Subsidiaries have not entered into any agreements to provide indemnification to any third-party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by REIT II and the REIT II Subsidiaries; and (h) none of REIT II nor any REIT II Subsidiary has in its possession or control any environmental assessment or investigation reports that (i) have not been provided to REIT III prior to the execution of this Agreement and (ii) disclose a material environmental condition with respect to the REIT II Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy, except for such reports that reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities. REIT II and the REIT II Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Substance at any REIT II Property.

Section 5.12                Material Contracts.

(a)                               All Contracts, including amendments thereto, required to be filed as an exhibit to any REIT II SEC Documents filed on or after January 1, 2017 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed.  All such filed Contracts shall be deemed to have been made available to REIT I.

(b)                              Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(b) of the REIT II Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto that modify each such Contract in any material respect, to which REIT II or any REIT II Subsidiary is a party or by which it is bound or to which any REIT II Property or other material asset is subject, that:

(i)                                  is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                              is a limited liability company agreement, partnership agreement or joint venture agreement or similar Contract that sets forth the operational terms of a joint venture, partnership, joint development agreement, limited liability company or strategic alliance of REIT II or any REIT II Subsidiary;

(iii)                          constitutes a REIT II Tax Protection Agreement;

(iv)                          contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to REIT II or the REIT II Subsidiaries, or upon consummation of the REIT Merger, REIT I or REIT I’s Subsidiaries or which restricts the conduct of any line of business in a manner that would reasonably be expected to be material to REIT II (including the Surviving Entity) and the REIT II Subsidiaries, taken as a whole;

(v)                              evidences Indebtedness for borrowed money in excess of $1,000,000 of any of REIT II or any of the REIT II Subsidiaries, whether unsecured or secured;

(vi)                          provides for the pending purchase or sale, option to purchase or sell, right of first refusal, right of first offer or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) of (x) any real property (including any REIT II Property or any portion thereof) or (y) any other material asset of REIT II or any REIT II Subsidiary with a fair market value or purchase price greater than $250,000;

(vii)                      contains a put, call or similar right pursuant to which REIT II or any REIT II Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $250,000;

(viii)                  (A) requires REIT II or any REIT II Subsidiary to provide any funds to or make any investment (in each case, in the form of a loan, capital contribution or similar transaction) in REIT II, any REIT II Subsidiary or any other Person in excess of $250,000 or (B) evidences a loan (whether secured or unsecured) made to any other Person in excess of $250,000;

(ix)                          relates to the settlement (or proposed settlement) of any pending or threatened legal proceeding required to be disclosed in the REIT II SEC Documents;

(x)                              would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act;

(xi)                          except to the extent such Contract is described in the clauses above or is terminable by REIT II without penalty on no more than sixty (60) days’ notice, calls for aggregate payments by, or other consideration from, REIT II or any REIT II Subsidiary of more than $500,000 over the remaining term of such Contract;

(xii)                      constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(xiii)                  is a Labor Agreement;

(xiv)                  is an agreement that obligates REIT II or any REIT II Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of REIT II or any REIT II Subsidiary pursuant to which REIT II or a REIT II Subsidiary is the indemnitor; or

(xv)                      would prohibit or materially delay the consummation of the REIT Merger as contemplated by this Agreement.

(c)                               Each Contract of the type described above in Section 5.12(b), whether or not set forth in Section 5.12(b) of the REIT II Disclosure Letter, is referred to herein as a “REIT II Material Contract.”  REIT II has made available to REIT I true, correct and complete copies of all REIT II Material Contracts as of the date hereof, including amendments and supplements thereto.  As of the date hereof, all of the REIT II Material Contracts are valid and binding on REIT II and/or a REIT II Subsidiary, as the case may be, and, to REIT II’s Knowledge, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.  Neither REIT II nor the applicable REIT II Subsidiary has, and to REIT II’s Knowledge, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, that with or without notice, lapse of time or both would constitute a default under the provisions of any REIT II Material Contract, except for violations and defaults that would not, individually or in the aggregate, reasonably be expected to have a REIT II Material Adverse Effect.  As of the date hereof, neither REIT II nor any REIT II Subsidiary has received written notice of any of the foregoing.

Section 5.13                Taxes.

(a)                               REIT II and each REIT II Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. REIT II and each REIT II Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by REIT II and each REIT II Subsidiary with respect to the taxable years ending on or after REIT II’s formation have been made available to REIT I. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT II or any REIT II Subsidiary do not file Tax Returns that REIT II or any REIT II Subsidiary is or may be subject to Tax by such jurisdiction.

(b)                              Beginning with its taxable year ending on December 31, 2015, and through and including the Closing Date, REIT II (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for REIT II is expected to enable REIT II to continue to meet the requirements for qualification as a REIT through and including the Closing Date, without regard, however, to the distribution requirement described in Section 857(a) of the Code with respect to the taxable year including the Closing, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in REIT II’s failure to qualify as a REIT, and no challenge to REIT II’s status as a REIT is pending or threatened in writing. No REIT II subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary, and no REIT I subsidiary owns assets (including, without limitation, securities) that would cause REIT I to violate Section 856(c)(4) of the Code. REIT II’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than REIT II’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and by excluding REIT II’s net capital gain for such year.

(c)                               (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of REIT II, threatened with regard to any material Taxes or Tax Returns of REIT II or any REIT II Subsidiary; (ii) no material deficiency for Taxes of REIT II or any REIT II Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of REIT II, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect; (iii) neither REIT II nor any REIT II Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT II nor any REIT II Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither REIT II nor any REIT II Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                             Each REIT II subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e)                               Neither REIT II nor any REIT II subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f)                                Since its inception, (i) REIT II has not, and none of the REIT II Subsidiaries has, incurred (A) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, or (B) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs), and (ii) REIT I has not, and none of the REIT I Subsidiaries has, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT II no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (ii) of the preceding sentence or any liability for Taxes described in clause (i) of the preceding sentence will be imposed upon REIT II or any REIT II Subsidiary.

(g)                              REIT II and the REIT II Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                              There are no REIT II Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of REIT II threatened to raise, a material claim against REIT II or any REIT II Subsidiary for any breach of any REIT II Tax Protection Agreements. As used herein, “REIT II Tax Protection Agreements” means any written agreement to which REIT II or any REIT II Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a REIT II Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a REIT II Subsidiary Partnership. REIT II or any REIT II Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “REIT II Subsidiary Partnership” means a REIT II Subsidiary that is a partnership for United States federal income tax purposes.

(i)                                  There are no Tax Liens upon any property or assets of REIT II or any REIT II Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                                  There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving REIT II or any REIT II Subsidiary, and after the Closing Date neither REIT II nor any REIT II Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)                              Neither REIT II nor any REIT II Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT II nor any REIT II Subsidiary is subject to written ruling of a Governmental Authority.

(l)                                  Neither REIT II nor any REIT II Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any REIT II Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m)                          Neither REIT II nor any REIT II Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)                              Neither REIT II nor any REIT II Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) since January 1, 2017 or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o)                              No written power of attorney that has been granted by REIT II or any REIT II Subsidiary (other than to REIT II or a REIT II Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p)                              Neither REIT II nor any REIT II Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of REIT II is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(q)                              REIT II is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 5.14                Intellectual Property.  Neither REIT II nor any REIT II Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by REIT II or any REIT II Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, (i) to the Knowledge of REIT II, no Intellectual Property used by REIT II or any REIT II Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT II or any REIT II Subsidiary, and (iii) REIT II and the REIT II Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT II and the REIT II Subsidiaries as it is currently conducted. Since January 1,

2017, neither REIT II nor any REIT II Subsidiary has received any written or, to the Knowledge of REIT II, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15                Insurance. REIT II has made available to REIT I copies of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for REIT II and the REIT II Subsidiaries (the “REIT II Insurance Policies”). Except as, individually or in the aggregate, would not reasonably be expected to have a REIT II Material Adverse Effect, all premiums due and payable under all REIT II Insurance Policies have been paid, and REIT II and the REIT II Subsidiaries have otherwise complied in all material respects with the terms and conditions of all REIT II Insurance Policies. No written notice of cancellation or termination has been received by REIT II or any REIT II Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.16                Employee and Benefits Matters.

(a)                               Except as set forth in the REIT II SEC Documents, neither REIT II nor any REIT II Subsidiary maintains or has maintained any Employee Benefit Plans or has any obligations or liabilities in respect of Employee Benefit Plans.

(b)                              Neither REIT II nor any REIT II Subsidiary has any employees.

(c)                               None of the agreements to which REIT II or any of the REIT II Subsidiaries is a party would, individually or in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)) or would exceed the amount deductible pursuant to Section 162(m) of the Code.

Section 5.17                Related Party Transactions. Except (i) the REIT II Partnership Agreement or (ii) as described in the publicly available REIT II SEC Documents filed with or furnished to the SEC on or after January 1, 2019 and prior to the date hereof (the “REIT II Related Party Agreements”), no agreements, arrangements or understandings between REIT II, Merger Sub or any other REIT II Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT II and REIT II Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.18                Indebtedness.

(a)                               Section 5.18(a)(i) of the REIT II Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of each loan or other Indebtedness secured by any REIT II Property that will continue to be secured by any REIT II Property after the Closing, including the outstanding principal balance as of June 30, 2019 (the “REIT II Real Property Debt”). To the Knowledge of REIT II, there is no default under any REIT II Real Property Debt in any material respect and none of REIT II, Merger Sub or any other REIT II Subsidiary has received any written notice of any uncured default under any REIT II Real Property Debt that would have a REIT II Material Adverse Effect.

(b)                              Section 5.18(b) of the REIT II Disclosure Letter sets forth a true and complete list as of the date hereof of each loan or other Indebtedness with an outstanding principal balance exceeding $1,000,000 that is unsecured or secured by property other than REIT II Property and that will remain in effect or continue to be secured by such property after the Closing, including the current lender thereunder and the outstanding principal balance of such loan or other Indebtedness (the “REIT II Corporate Debt”). To the Knowledge of REIT II, there is no default under any REIT II Corporate Debt in any material respect and none of REIT II, Merger Sub or any other REIT II Subsidiary has received any written notice of any uncured default under any REIT II Corporate Debt that would have a REIT II Material Adverse Effect.

Section 5.19                Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.19 of the REIT II Disclosure Letter, each in a fee amount set forth in and pursuant to the terms of the engagement letter between REIT II and such Person, true, correct and complete copies of which have been provided to REIT I prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the REIT Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT II, Merger Sub or any other REIT II Subsidiary.

Section 5.20                Opinion of Financial Advisor. The REIT II Special Committee has received an opinion from Morgan Stanley & Co. LLC (“Morgan Stanley”) to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth therein, the Exchange Ratio in the REIT Merger pursuant to this Agreement is fair, from a financial point of view, to REIT II. REIT II will deliver to REIT I a complete and correct copy of such opinion promptly after receipt thereof by the REIT II Special Committee solely for informational purposes. REIT II acknowledges that the opinion of Barclays contemplated by Section 4.20 is for the benefit of the REIT I Special Committee and that REIT II shall not be entitled to rely on that opinion for any purpose.

Section 5.21                Takeover Statutes. None of REIT II or any REIT II Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of REIT I as defined in Section 3-601 of the MGCL. The REIT II Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other Takeover Statutes are applicable to this Agreement, the REIT Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of shares of REIT II Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.

Section 5.22                Ownership of Merger Sub; No Prior Activities.

(a)                               Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are directly owned by REIT II.

(b)                              Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the other documents, agreements, certificates and other instruments contemplated hereby, Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.

Section 5.23                Information Supplied. None of the information relating to REIT II, Merger Sub or any other REIT II Subsidiary contained or incorporated by reference in the Joint Proxy Statement or the Form S-4 or that is provided by REIT II, Merger Sub or any other REIT II Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Joint Proxy Statement, at the time of the initial mailing thereof; at the time of the REIT II Stockholders Meeting, at the time the Form S-4 is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by REIT II with the SEC in connection with the REIT Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that REIT II is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to REIT II, its officers, directors and partners and the REIT II Subsidiaries (or other information supplied by or on behalf of REIT II or any REIT II Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by or on behalf of REIT I.

Section 5.24                No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, none of REIT II, Merger Sub or any other Person (on behalf of REIT II or Merger Sub) has made any representation or warranty, express or implied, with respect to REIT II, Merger Sub or any other REIT II Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding REIT II, Merger Sub or any other REIT II Subsidiary. In particular, without limiting the foregoing disclaimer, none of REIT II, Merger Sub or any other Person makes or has made any representation or warranty to REIT I or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by REIT II or Merger Sub in this Article 5, any oral or written information presented to REIT I or any of its Affiliates or Representatives in the course of their due diligence of REIT II and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, REIT II and Merger Sub acknowledge and agree that neither REIT I nor any other Person (on behalf of REIT I) has made or is making any representations or warranties relating to REIT I whatsoever, express or implied, beyond those expressly given by REIT I in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding REIT I furnished or made available to REIT II, Merger Sub or any of their respective Representatives.

ARTICLE 6
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE REIT MERGER

Section 6.1                        Conduct of Business by REIT I.

(a)                               REIT I covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by the REIT II Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned with respect to clauses (z)(A), (B), (C) and (D)), (3) as may be expressly contemplated, required or permitted by this Agreement or the Internalization Documents, or (4) as set forth in Section 6.1 of the REIT I Disclosure Letter, REIT I shall, and shall cause each of the REIT I Subsidiaries to, (x) conduct their respective businesses in all material respects in the ordinary course, and in a manner consistent with past practice, (y) prepare (or cause to be prepared) all income Tax Returns for REIT I and each REIT I Subsidiary for the taxable year ended December 31, 2018, and (z) use their reasonable best efforts to (A) maintain their material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of REIT I or any REIT I Subsidiary’s control excepted), (B) preserve intact in all material respects their current business organizations, goodwill, ongoing businesses and relationships with third parties, (C) keep available the services of their present officers and other key employees and consultants, (D) maintain all insurance policies of REIT I and the REIT I Subsidiaries or substitutes therefor, and (E) preserve REIT I’s status as a REIT within the meaning of the Code.

(b)                              Without limiting the foregoing, REIT I covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by the REIT II Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned with respect to clauses (b)(v)(B), (vi)(B), (ix), (xiv), (xv)(B), (xvii)(B), (xviii), (xx), (xxiii) and (xxvi)), (3) as may be expressly contemplated, required or permitted by this Agreement or the Internalization Documents, or (4) as set forth in Section 6.1 of the REIT I Disclosure Letter, REIT I shall not, and shall not cause or permit any other REIT I Subsidiary to, do any of the following:

(i)                                  split, combine, reclassify or subdivide any shares of beneficial interest, shares of capital stock, units or other equity securities or ownership interests of REIT I or any REIT I Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of beneficial interest, shares of capital stock, units or other equity securities or ownership interests;

(ii)                              make, declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of REIT I Common Stock or other equity securities or ownership interests in REIT I or any REIT I Subsidiary, except for: (A) the declaration and payment by REIT I of dividends in accordance with Section 7.8(a) and (b), (B) the declaration and payment by REIT I Operating Partnership of regular distributions on the REIT I OP Units that are required in connection with any dividends paid on the REIT I Common Stock and any distributions on the REIT I Special Partnership Interests as may be required by, and in accordance with, the terms of such interests as set forth in the REIT I Partnership Agreement, (C) the declaration and payment of dividends or other distributions to REIT I by any directly or indirectly Wholly Owned REIT I Subsidiary in accordance with past practice, (D) distributions by any REIT I Subsidiary that is not wholly owned, directly or indirectly, by REIT I, in accordance with past practice and the requirements of the organizational documents of such REIT I Subsidiary and (E) dividends or distributions of any amounts that constitute REIT Dividends pursuant to Sections 7.8(c) and (d);

(iii)                          authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares of REIT I Common Stock or other shares, units or other beneficial interest of any class or any other securities or equity equivalents (including “phantom” stock rights or stock appreciation rights) of REIT I or any REIT I Subsidiaries;

(iv)                          purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT I or a REIT I Subsidiary, other than the repurchase of the REIT I Special Partnership Interests;

(v)                              acquire or agree to acquire (A) any Person or any division thereof or (B) any material amount of assets thereof (whether real property or personal property), in each case other than in connection with capital expenditures permitted under Section 6.1(b)(xx) and other than as set forth on Section 6.1 of the REIT I Disclosure Letter;

(vi)                          sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, (A) any REIT I Property (or real property that if owned by REIT I or any REIT I Subsidiary on the date of this Agreement would be a REIT I Property) or (B) any other assets, or place or permit any Lien thereupon (other than REIT I Permitted Liens), except (in the case of (A) or (B)) sales, transfers or other such dispositions of personal property that do not exceed $2,000,000 in the aggregate;

(vii)                      incur, create, assume, refinance, replace or prepay any amount of Indebtedness for borrowed money, assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any Indebtedness of any other Person (other than a Wholly Owned REIT I Subsidiary), except (1) Indebtedness incurred under REIT I’s or any REIT I Subsidiary’s existing credit facilities (whether drawn or undrawn as of the date hereof) in the ordinary course of business for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 7.8), (2) refinancings disclosed in Section 6.1 of the REIT I Disclosure Letter, provided the terms of such refinancings are not materially more onerous than the terms of the Indebtedness being refinanced and each refinancing does not materially increase the aggregate amount of REIT I’s Indebtedness as of immediately prior to giving effect to the refinancing, and (3) Indebtedness that does not, in the aggregate, exceed $2,000,000;

(viii)                  make any loans, advances or capital contributions to, or investments (other than short-term investments of working capital in the ordinary course of business) in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any “keep well” or other similar arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing, other than (A) by REIT I or a Wholly Owned REIT I Subsidiary to a Wholly Owned REIT I Subsidiary and (B) as contractually required by any REIT I Material Contract in effect on the date hereof that has been made available to REIT II, in each case of clauses (A) and (B) in the ordinary course of business;

(ix)                          subject to Section 7.6, waive, release, assign, settle or compromise any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $250,000 individually or $2,000,000 in the aggregate, (B) do not involve the imposition of any injunctive relief against REIT I or any REIT I Subsidiary, (C) do not provide for any admission of material liability by REIT I or any of the REIT I Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of shares of REIT I Common Stock, are in accordance with Section 7.6;

(x)                              fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2018, except as required by a change in GAAP or in applicable Law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xi)                          enter into any new line of business;

(xii)                      fail to timely file all material reports and other material documents required to be filed with any Governmental Authority (including the SEC) and other authorities (including the NYSE), subject to extensions permitted by Law or applicable rules or regulations, except to the extent that such failure would not prevent or materially impair the ability of REIT I to consummate the REIT Merger on a timely basis;

(xiii)                  enter into any joint venture, partnership, fund or other similar agreement;

(xiv)                  other than as required by applicable Law and other than as contemplated in the internalization plans agreed by the Parties in connection with the Internalization Agreement: (A) hire or terminate (without cause) any officer, trustee or director of REIT I or any REIT I Subsidiary or promote or appoint any Person to a position of officer, trustee or director of REIT I or any REIT I Subsidiary, other than appointments of new officers who have been hired or promoted by the external adviser or subadviser to REIT I, in the ordinary course consistent with past practice, and who are not directly compensated by REIT I, and other than terminations (without cause) of non-executive employees who have an annual compensation of

$300,000 or less, (B) except as required by the existing terms of any REIT I Employee Program, establish, adopt, enter into, terminate or materially amend any REIT I Employee Program, (C) except as required by the existing terms of any REIT I Employee Program, increase in any manner the amount, rate or terms of compensation (including base salary and annual bonus opportunity), perquisites or other benefits payable or to become payable to any trustee, director, officer or employee of REIT I or any of the REIT I Subsidiaries, except for raises given in the ordinary course of business to non-executive employees who have an annual compensation of $200,000 or less, (D) amend or waive any of its rights under, or accelerate the vesting under, any provision of any REIT I Employee Program (or any plan, program, arrangement, practice or agreement that would be a REIT I Employee Program if it were in existence on the date hereof), (E) grant to any current or former trustee, director, officer, employee or consultant of REIT I or any of the REIT I Subsidiaries any right to new severance or termination pay, or increase in severance or termination pay, (F) pay any bonus to any current or former trustee, director, officer, employee or consultant of REIT I or any of the REIT I Subsidiaries other than pursuant to the terms of any existing REIT I Employee Program, (G) grant any new awards under any REIT I Employee Program, (H) amend or modify any outstanding award under any REIT I Employee Program, except as contemplated by Section 3.1(d), or (I) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any REIT I Employee Program;

(xv)                      amend or propose to amend (A) the REIT I Governing Documents or the REIT I Partnership Agreement or (B) the organizational documents of any other REIT I Subsidiary;

(xvi)                  adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of REIT I or any REIT I Subsidiary or adopt resolutions providing for or authorizing such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization (other than the REIT Merger);

(xvii)              amend any term of any outstanding stock or other equity security of (A) REIT I or REIT I Operating Partnership or (B) any other REIT I Subsidiary;

(xviii)          enter into, renew, materially modify, amend or terminate (other than through expiration in accordance with its terms), or waive, release, compromise or assign any rights or claims under, any REIT I Material Contract (or any contract that, if existing as of the date hereof, would constitute a REIT I Material Contract), REIT I Major Lease, REIT I Management Agreement, REIT I Franchise Agreement or REIT I Ground Lease except (A) as expressly permitted by this Section 6.1, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which REIT I or any REIT I Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby, (C) the modification or termination of franchise agreements, hotel management agreements or similar agreements in the ordinary course of business consistent with past practice, or (D) in connection with change orders under a construction contract in effect on the date hereof related to any capital expenditure projects that do not increase the cost of any project by an amount that is material (relative to the costs contemplated by such contract as of the date hereof); provided that, to the extent that the term of any REIT I Material Contract will otherwise expire by its terms during the Interim Period, REIT I may renew such REIT I Material Contract on terms consistent with such existing REIT I Material Contract;

(xix)                  enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) REIT I or any of the REIT I Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

(xx)                      make or commit to make any capital expenditures except (A) for tenant improvements in connection with new leases that would not constitute a REIT I Major Lease, (B) as necessary to repair any casualty losses in an amount up to $250,000 individually or $2,000,000 in the aggregate or to the extent such losses are covered by existing insurance, and (C) in the ordinary course of business consistent with past practice that may be made without the approval of the REIT I Board of Directors under REIT I’s policies in effect on the date of this Agreement;

(xxi)                  knowingly take any action that would, or knowingly fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) REIT I to fail to qualify as a REIT, or (B) any REIT I subsidiary to cease to be treated as any of (1) a disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

(xxii)              enter into or modify in a manner adverse to REIT I or REIT II any Tax Protection Agreement applicable to REIT I or any REIT I Subsidiary, make, change or rescind any material election relating to Taxes (it being understood and agreed that nothing in this Agreement shall preclude REIT I from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any income Tax Return or any other material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to material Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by applicable Law, or (B) to the extent necessary (1) to preserve REIT I’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any REIT I subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiii)          permit any insurance policy naming REIT I or any REIT I Subsidiary or REIT I’s officers as a beneficiary or an insured or a loss payable payee, or REIT I’s directors and officers liability insurance policy, to be cancelled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the cancelled, terminated or expired policy;

(xxiv)          other than as required by applicable Law (including good faith obligations to bargain as required by applicable Law): (A) enter into or amend any Labor Agreement applicable to the employees or independent contractors of REIT I or any REIT I Subsidiary or (B) to the extent REIT I or a REIT I Subsidiary has a contractual right to prevent such actions, suffer or permit any third party that operates or manages any REIT I Property to (1) enter into or amend any Labor Agreement applicable to any employee, independent contractor, consultant, temporary employee, leased employee or other service provider of any third party that manages or operates any REIT I Properties (“REIT I Management Company Employee”) or such REIT I Property or (2) voluntarily recognize any labor union or similar organization or otherwise acknowledge the formation of any collective bargaining unit with respect to any REIT I Management Company Employees or such REIT I Property;

(xxv)              other than as required by the existing terms of any REIT I Employee Program or Labor Agreement in effect on the date hereof, enter into any pension plan or post-retirement benefit plan or arrangement or otherwise take any action that subjects REIT I or any REIT I Subsidiary to material liability for pension or post-retirement benefits;

(xxvi)          amend or modify the compensation terms or any other obligations of REIT I contained in the engagement letter with REIT I’s financial advisor in connection with the REIT Merger or engage other financial advisors in connection with the transactions contemplated by this Agreement; or

(xxvii)      authorize, or enter into, any contract, agreement, commitment or arrangement to take any of the foregoing actions.

(c)                               Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT I from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT I Board, upon advice of counsel to REIT I, is reasonably necessary (i) for REIT I to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT I or any REIT I Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT I in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(ii).

Section 6.2                        Conduct of Business by REIT II.

(a)                               REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned with respect to clauses (z)(A), (B), (C) and (D)), (3) as may be expressly contemplated, required or permitted by this Agreement or the Internalization Documents, or (4) as set forth in Section 6.2 of the REIT II Disclosure Letter, REIT II shall, and shall cause each of the REIT II Subsidiaries to, (x) conduct their respective businesses in all material respects in the ordinary course, and in a manner consistent with past practice, (y) prepare (or cause to be prepared) all income Tax Returns for REIT II and each REIT II Subsidiary for the taxable year ended December 31, 2018, and (z) use their reasonable best efforts to (A) maintain their material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of REIT II or any REIT II Subsidiary’s control excepted), (B) preserve intact in all material respects their current business organizations, goodwill, ongoing businesses and relationships with third parties, (C) keep available the services of their present officers and other key employees and consultants, (D) maintain all insurance policies of REIT II and the REIT II Subsidiaries or substitutes therefor, and (E) preserve REIT II’s status as a REIT within the meaning of the Code.

(b)                              Without limiting the foregoing, REIT II covenants and agrees that, during the Interim Period, except (1) to the extent required by applicable Law, (2) as may be consented to in advance in writing by the REIT I Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned with respect to clauses (b)(v)(B), (vi)(B), (ix), (xiv), (xv)(B), (xvii)(B), (xviii), (xx), (xxiii) and (xxvi)), (3) as may be expressly contemplated, required or permitted by this Agreement or the Internalization Documents, or (4) as set forth in Section 6.2 of the REIT II Disclosure Letter, REIT II shall not, and shall not cause or permit any other REIT II Subsidiary to, do any of the following:

(i)                                  split, combine, reclassify or subdivide any shares of beneficial interest, shares of capital stock, units or other equity securities or ownership interests of REIT II or any REIT II Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of beneficial interest, shares of capital stock, units or other equity securities or ownership interests;

(ii)                              make, declare, set aside or pay any dividend on, or make any other distributions (whether in cash, stock or property or otherwise) in respect of, any shares of REIT II Common Stock or other equity securities or ownership interests in REIT II or any REIT II Subsidiary, except for: (A) the declaration and payment by REIT II of dividends in accordance with Section 7.8(a) and (b), (B) the declaration and payment by REIT II Operating Partnership of regular distributions on the REIT II OP Units that are required in connection with any dividends paid on the REIT II Common Stock and any distributions on the REIT II Special Partnership Interests as may be required by, and in accordance with, the terms of such interests as set forth in the REIT II Partnership Agreement, (C) the declaration and payment of dividends or other distributions to REIT II by any directly or indirectly Wholly Owned REIT II Subsidiary in accordance with past practice, (D) distributions by any REIT II Subsidiary that is not wholly owned, directly or indirectly, by REIT II, in accordance with past practice and the requirements of the organizational documents of such REIT II Subsidiary and (E) dividends or distributions of any amounts that constitute REIT Dividends pursuant to Sections 7.8(c) and (d);

(iii)                          authorize for issuance, issue, sell or grant, or agree or commit to issue, sell or grant (whether through the issuance or granting of options, warrants, convertible securities, voting securities, commitments, subscriptions, rights to purchase or otherwise), any shares of REIT II Common Stock or other shares, units or other beneficial interest of any class or any other securities or equity equivalents (including “phantom” stock rights or stock appreciation rights) of REIT II or any REIT II Subsidiaries;

(iv)                          purchase, redeem, repurchase, or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of REIT II or a REIT II Subsidiary, other than the repurchase of the REIT II Special Partnership Interests;

(v)                              acquire or agree to acquire (A) any Person or any division thereof or (B) any material amount of assets thereof (whether real property or personal property), in each case other than in connection with capital expenditures permitted under Section 6.2(b)(xx) and other than as set forth on Section 6.2 of the REIT II Disclosure Letter;

(vi)                          sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, (A) any REIT II Property (or real property that if owned by REIT II or any REIT II Subsidiary on the date of this Agreement would be a REIT II Property) or (B) any other assets, or place or permit any Lien thereupon (other than REIT II Permitted Liens), except (in the case of (A) or (B)) sales, transfers or other such dispositions of personal property that do not exceed $2,000,000 in the aggregate;

(vii)                      incur, create, assume, refinance, replace or prepay any amount of Indebtedness for borrowed money, assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for, any Indebtedness of any other Person (other than a Wholly Owned REIT II Subsidiary), except (1) Indebtedness incurred under REIT II’s or any REIT II Subsidiary’s existing credit facilities (whether drawn or undrawn as of the date hereof) in the ordinary course of business for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 7.8), (2) refinancings disclosed in Section 6.2 of the REIT II Disclosure Letter, provided the terms of such refinancings are not materially more onerous than the terms of the Indebtedness being refinanced and each refinancing does not materially increase the aggregate amount of REIT II’s Indebtedness as of immediately prior to giving effect to the refinancing, and (3) Indebtedness that does not, in the aggregate, exceed $2,000,000;

(viii)                  make any loans, advances or capital contributions to, or investments (other than short-term investments of working capital in the ordinary course of business) in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, enter into any “keep well” or other similar arrangement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of the foregoing, other than (A)  by REIT II or a Wholly Owned REIT II Subsidiary to a Wholly Owned REIT II Subsidiary and (B) as contractually required by any REIT II Material Contract in effect on the date hereof that has been made available to REIT I, in each case of clauses (A) and (B) in the ordinary course of business;

(ix)                          subject to Section 7.6, waive, release, assign, settle or compromise any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), directly or indirectly, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $250,000 individually or $2,000,000 in the aggregate, (B) do not involve the imposition of any injunctive relief against REIT II or any REIT II Subsidiary, (C) do not provide for any admission of material liability by REIT II or any of the REIT II Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of shares of REIT II Common Stock, are in accordance with Section 7.6;

(x)                              fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2018, except as required by a change in GAAP or in applicable Law, or make any change other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xi)                          enter into any new line of business;

(xii)                      fail to timely file all material reports and other material documents required to be filed with any Governmental Authority (including the SEC) and other authorities (including the NYSE), subject to extensions permitted by Law or applicable rules or regulations, except to the extent that such failure would not prevent or materially impair the ability of REIT II to consummate the REIT Merger on a timely basis;

(xiii)                  enter into any joint venture, partnership, fund or other similar agreement;

(xiv)                  other than as required by applicable Law and other than as contemplated in the internalization plans agreed by the Parties in connection with the Internalization Agreement: (A) hire or terminate (without cause) any officer, trustee or director of REIT II or any REIT II Subsidiary or promote or appoint any Person to a position of officer, trustee or director of REIT II or any REIT II Subsidiary, other than appointments of new officers who have been hired or promoted by the external adviser or subadviser to REIT II, in the ordinary course consistent with past practice, and who are not directly compensated by REIT II, and other than terminations (without cause) of non-executive employees who have an annual compensation of $300,000 or less, (B) except as required by the existing terms of any REIT II Employee Program, establish, adopt, enter into, terminate or materially amend any REIT II Employee Program, (C) except as required by the existing terms of any REIT II Employee Program, increase in any manner the amount, rate or terms of compensation (including base salary and annual bonus opportunity), perquisites or other benefits payable or to become payable to any trustee, director, officer or employee of REIT II or any of the REIT II Subsidiaries, except for raises given in the ordinary course of business to non-executive employees who have an annual compensation of $200,000 or less, (D) amend or waive any of its rights under, or accelerate the vesting under, any provision of any REIT II Employee Program (or any plan, program, arrangement, practice or agreement that would be a REIT II Employee Program if it were in existence on the date hereof), (E) grant to any current or former trustee, director, officer, employee or consultant of REIT II or any of the REIT II Subsidiaries any right to new severance or termination pay, or increase in severance or termination pay, (F) pay any bonus to any current or former trustee, director, officer, employee or consultant of REIT II or any of the REIT II Subsidiaries other than pursuant to the terms of any existing REIT II Employee Program, (G) grant any new awards under any REIT II Employee Program, (H) amend or modify any outstanding award under any REIT II Employee Program, except as contemplated by Section 3.1(d), or (I) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any REIT II Employee Program;

(xv)                      amend or propose to amend (A) the REIT II Governing Documents or the REIT II Partnership Agreement or (B) the organizational documents of any other REIT II Subsidiary;

(xvi)                  adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of REIT II or any REIT II Subsidiary or adopt resolutions providing for or authorizing such merger, liquidation dissolution, consolidation, restructuring, recapitalization or reorganization (other than the REIT Merger);

(xvii)              amend any term of any outstanding stock or other equity security of (A) REIT II or REIT II Operating Partnership or (B) any other REIT II Subsidiary;

(xviii)          enter into, renew, materially modify, amend or terminate (other than through expiration in accordance with its terms), or waive, release, compromise or assign any rights or claims under, any REIT II Material Contract (or any contract that, if existing as of the date hereof, would constitute a REIT II Material Contract), REIT II Major Lease, REIT II Management Agreement, REIT II Franchise Agreement or REIT II Ground Lease except (A) as expressly permitted by this Section 6.2, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which REIT II or any REIT II Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby, (C) the modification or termination of franchise agreements, hotel management agreements or similar agreements in the ordinary course of business consistent with past practice, or (D) in connection with change orders under a construction contract in effect on the date hereof related to any capital expenditure projects that do not increase the cost of any project by an amount that is material (relative to the costs contemplated by such contract as of the date hereof); provided that, to the extent that the term of any REIT II Material Contract will otherwise expire by its terms during the Interim Period, REIT II may renew such REIT II Material Contract on terms consistent with such existing REIT II Material Contract;

(xix)                  enter into any agreement that would limit or otherwise restrict (or purport to limit or otherwise restrict) REIT II or any of the REIT II Subsidiaries or any of their successors from engaging or competing in any line of business or owning property in, whether or not restricted to, any geographic area;

(xx)                      make or commit to make any capital expenditures except (A) for tenant improvements in connection with new leases that would not constitute a REIT II Major Lease, (B) as necessary to repair any casualty losses in an amount up to $250,000 individually or $2,000,000 in the aggregate or to the extent such losses are covered by existing insurance, and (C) in the ordinary course of business consistent with past practice that may be made without the approval of the REIT II Board of Directors under REIT II’s policies in effect on the date of this Agreement;

(xxi)                  knowingly take any action that would, or knowingly fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) REIT II to fail to qualify as a REIT, or (B) any REIT II subsidiary to cease to be treated as any of (1) a disregarded entity for U.S. federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of the Code, as the case may be;

(xxii)              enter into or modify in a manner adverse to REIT II or REIT I any Tax Protection Agreement applicable to REIT II or any REIT II Subsidiary, make, change or rescind any material election relating to Taxes (it being understood and agreed that nothing in this Agreement shall preclude REIT II from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code), change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any income Tax Return or any other material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to material Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by applicable Law, or (B) to the extent necessary (1) to preserve REIT II’s qualification as a REIT under the Code or (2) to qualify or preserve the status of any REIT II subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxiii)          permit any insurance policy naming REIT II or any REIT II Subsidiary or REIT II’s officers as a beneficiary or an insured or a loss payable payee, or REIT II’s directors and officers liability insurance policy, to be cancelled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the cancelled, terminated or expired policy;

(xxiv)          other than as required by applicable Law (including good faith obligations to bargain as required by applicable Law), (A) enter into or amend any Labor Agreement applicable to the employees or independent contractors of REIT II or any REIT II Subsidiary or (B) to the extent REIT II or a REIT II Subsidiary has a contractual right to prevent such actions, suffer or permit any third party that operates or manages any REIT II Property to (1) enter into or amend any Labor Agreement applicable to any employee, independent contractor, consultant, temporary employee, leased employee or other service provider of any third party that manages or operates any REIT II Properties (“REIT II Management Company Employee”) or such REIT II Property or (2) voluntarily recognize any labor union or similar organization or otherwise acknowledge the formation of any collective bargaining unit with respect to any REIT II Management Company Employees or such REIT II Property;

(xxv)              other than as required by the existing terms of any REIT II Employee Program or Labor Agreement in effect on the date hereof, enter into any pension plan or post-retirement benefit plan or arrangement or otherwise take any action that subjects REIT II or any REIT II Subsidiary to material liability for pension or post-retirement benefits;

(xxvi)          amend or modify the compensation terms or any other obligations of REIT II contained in the engagement letter with REIT II’s financial advisor in connection with the REIT Merger or engage other financial advisors in connection with the transactions contemplated by this Agreement; or

(xxvii)      authorize, or enter into, any contract, agreement, commitment or arrangement to take any of the foregoing actions.

(c)                               Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit REIT II from taking any action, at any time or from time to time, that in the reasonable judgment of the REIT II Board, upon advice of counsel to REIT II, is reasonably necessary (i) for REIT II to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that REIT II or any REIT II Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of REIT II in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(ii).

Section 6.3                        No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (a) REIT I, directly or indirectly, the right to control or direct REIT II or any REIT II Subsidiary’s operations prior to the REIT Merger Effective Time, or (b) REIT II, directly or indirectly, the right to control or direct REIT I or any REIT I Subsidiary’s operations prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, (i) REIT II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT II Subsidiaries’ respective operations and (ii) REIT I shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the REIT I Subsidiaries’ respective operations.

ARTICLE 7
ADDITIONAL COVENANTS

Section 7.1                        Preparation of the Form S-4 and the Joint Proxy Statement; Stockholder Approvals.

(a)                               As promptly as reasonably practicable following the date of this Agreement, (i) REIT I and REIT II shall prepare jointly and cause to be filed with the SEC mutually acceptable preliminary proxy materials, and any amendments or supplements thereto, which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the REIT I stockholders at the REIT I Stockholder Meeting and the REIT II stockholders at the REIT II Stockholder Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement”), and (ii) REIT II shall prepare (with REIT I’s reasonable cooperation) and cause to be filed with the SEC a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Joint Proxy Statement, to register under the Securities Act the shares of REIT II Class A Common Stock to be issued in the REIT Merger (together, the “Registered Securities”). Each of REIT I and REIT II shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the REIT Merger, unless this Agreement is terminated pursuant to Article 9. Each of REIT I and REIT II shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to such other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of REIT I and REIT II shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Each of REIT I and REIT II shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of REIT I and REIT II, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable changes provided by the other Party. REIT II shall notify REIT I, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and each of REIT I and REIT II shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. REIT II shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and REIT I shall furnish all information concerning REIT I and the holders of shares of REIT I Common Stock as may be reasonably requested by REIT II in connection with any such actions.

(b)                              If, at any time prior to the receipt of the REIT I Stockholder Approval or the REIT II Stockholder Approval, any information relating to REIT I or REIT II, as the case may be, or any of their respective Affiliates, should be discovered by REIT I or REIT II which, in the reasonable judgment of REIT I or REIT II, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and REIT I and REIT II shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the respective stockholders of REIT I and REIT II. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 4.22, Section 5.23, and this Section 7.1, any information concerning or related to REIT I, its Affiliates or the REIT I Stockholders Meeting will be deemed to have been provided by REIT I, and any information concerning or related to REIT II, its Affiliates or the REIT II Stockholders Meeting will be deemed to have been provided by REIT II.

(c)                               As promptly as practicable following the date of this Agreement, REIT I shall, in accordance with applicable Law and the REIT I Governing Documents, establish a record date for, duly call, give notice of, convene and hold the REIT I Stockholders Meeting. REIT I shall use its reasonable best efforts to cause the definitive Joint Proxy Statement to be mailed to REIT I’s stockholders entitled to vote at the REIT I Stockholders Meeting and to hold the REIT I Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. REIT I shall, through the REIT I Board, recommend to its stockholders that they give the REIT I Stockholder Approval, include the REIT I Board Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the REIT I Stockholder Approval, except to the extent that the REIT I Board shall have made a REIT I Adverse Recommendation Change as permitted by Section 7.3(j). Notwithstanding the foregoing provisions of this Section 7.1(c), if and only if, on a date for which the REIT I Stockholders Meeting is scheduled, REIT I has not received proxies representing a sufficient number of shares of REIT I Common Stock to obtain the REIT I Stockholder Approval, whether or not a quorum is present, REIT I shall have the right, after consultation with REIT II, to make one or more successive postponements or adjournments of the REIT I Stockholders Meeting; provided, however, the REIT I Stockholders Meeting may not be postponed or adjourned on the date the REIT I Stockholders Meeting is scheduled if REIT I shall have received proxies in respect of an aggregate number of shares of REIT I Common Stock, which have not been withdrawn, such that the REIT I Stockholder Approval would be obtained at such meeting.

(d)                             As promptly as practicable following the date of this Agreement, REIT II shall, in accordance with applicable Law and the REIT II Governing Documents, establish a record date for, duly call, give notice of, convene and hold the REIT II Stockholders Meeting. REIT II shall use its reasonable best efforts to cause the definitive Joint Proxy Statement to be mailed to REIT II’s stockholders entitled to vote at the REIT II Stockholders Meeting and to hold the REIT II Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. REIT II shall, through the REIT II Board, recommend to its stockholders that they give the REIT II Stockholder Approval, include the REIT II Board Recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the REIT II Stockholder Approval, except to the extent that the REIT II Board shall have made a REIT II Adverse Recommendation Change as permitted by Section 7.3(d). Notwithstanding the foregoing provisions of this Section 7.1(d), if and only if, on a date for which the REIT II Stockholders Meeting is scheduled, REIT II has not received proxies representing a sufficient number of shares of REIT II Common Stock to obtain the REIT II Stockholder Approval, whether or not a quorum is present, REIT II shall have the right, after consultation with REIT I, to make one or more successive postponements or adjournments of the REIT II Stockholders Meeting (provided, however, that the REIT II Stockholders Meeting may not be postponed or adjourned on the date the REIT II Stockholders Meeting is scheduled if REIT II shall have received proxies in respect of an aggregate number of shares of REIT II Common Stock, which have not been withdrawn, such that the REIT II Stockholder Approval would be obtained at such meeting).

Section 7.2                        Access to Information; Confidentiality.

(a)                               During the Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records, and during such Interim Period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws (to the extent not publicly available) and (ii) any other information concerning such Party or its respective subsidiaries, business, properties and personnel (including with respect to any pending or threatened Action) as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use commercially reasonable efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Joint Proxy Statement, prior to the REIT I Stockholders Meeting or the REIT II Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice or in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law or Order applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law, Order or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.

(b)                              Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any non-public information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

Section 7.3                        Solicitation of Transactions; Change in Recommendation.

(a)                               Except as expressly permitted by this Section 7.3, during the Interim Period REIT II shall, and shall cause each of the REIT II Subsidiaries to, use its reasonable best efforts to cause any Representatives of REIT II or any of the REIT II Subsidiaries to, (i) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that would be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information previously furnished concerning REIT II or any of the REIT II Subsidiaries, and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not, directly or indirectly, (A) solicit, initiate, propose or knowingly facilitate or encourage or take any other action for the purpose of facilitating, any inquiry or the making of any proposal or offer which constitutes, or would reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations, or furnish to any other Person, other than REIT I and its Representatives, non-public information concerning REIT II or any of the REIT II Subsidiaries, in each case in connection with or for the purpose of encouraging or facilitating a Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Competing Proposal, (C) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “Acquisition Agreement”) or requiring or having the effect of requiring REIT II to abandon, terminate or breach its obligations hereunder or fail to consummate the REIT Merger, (D) take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by a Competing Proposal, or (E) agree to or propose publicly to do any of the foregoing. It is agreed that any violation of the restrictions set forth in this Section 7.3(a) by any Representative of REIT II or any REIT II Subsidiary shall be deemed to be a breach of this Section 7.3(a) by REIT II.

(b)                              Notwithstanding anything to the contrary contained in this Section 7.3, if at any time on or after the date of this Agreement and prior to obtaining the REIT II Stockholder Approval, REIT II or any of the REIT II Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the REIT II Special Committee determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement, REIT II may or may cause its Representatives to, in response to such Competing Proposal, and subject to compliance with this Section 7.3(b), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy of which REIT II shall promptly (and in any event, within twenty-four (24) hours) provide to REIT I following the execution thereof), information (including non-public information) with respect to REIT II and the REIT II Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that REIT II shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to REIT I any non-public information concerning REIT II or any of the REIT II Subsidiaries that is provided to any Person given such access which was not previously provided to REIT I or its Representatives, and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(b) by any Representative of REIT II or any of the REIT II Subsidiaries shall be deemed to be a breach of this Section 7.3(b) by REIT II.

(c)                               REIT II shall promptly, and in any event no later than twenty-four (24) hours after receipt of any Competing Proposal or request for non-public information in connection therewith, as applicable, (i) advise REIT I in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms and conditions of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information, (ii) keep REIT I promptly informed of all material changes to the status, terms or conditions of any Competing Proposal (it being understood that a change or modification to any financial term or condition of any Competing Proposal shall be deemed to be a material change), and (iii) provide REIT I with (x) an unredacted copy of any such Competing Proposal made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (y) a written summary of the material terms of any Competing Proposal not made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)). REIT II agrees that it and the REIT II Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a REIT II Subsidiary from providing any information required to be provided to REIT I in accordance with this Section 7.3(c) within the time periods contemplated hereby.

(d)                             Except as expressly permitted by this Section 7.3(d), neither the REIT II Board nor any committee thereof shall (i)(A) fail to recommend to its stockholders that the REIT II Stockholder Approval be given or fail to include the REIT II Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the REIT II Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer (other than a recommendation to reject such offer or a temporary “stop, look and listen” communication by the REIT II Board pursuant to Rule 14d-9(f) of the Exchange Act), (D) adopt, endorse, approve or recommend, or publicly propose to adopt, endorse, approve or recommend, to the stockholders of REIT II a Competing Proposal, or (E) fail to make or reaffirm the REIT II Board Recommendation within five (5) Business Days following REIT I’s written request to do so following REIT II’s or its Representatives’ receipt of a Competing Proposal or any material change thereto (actions described in this clause (i) being referred to as a “REIT II Adverse Recommendation Change”) or (ii) authorize, cause or permit REIT II or any of the REIT II Subsidiaries to enter into any Acquisition Agreement. Notwithstanding anything to the contrary herein, prior to the time the REIT II Stockholder Approval is obtained, the REIT II Board or any duly constituted and authorized committee thereof may make (but in each case, subject to compliance with this Section 7.3(d) and Sections 7.3(a)–(c)) a REIT II Adverse Recommendation Change and/or cause REIT II to terminate this Agreement pursuant to Section 9.1(d)(ii) and to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if (I) a written Competing Proposal that was not solicited in violation of this Section 7.3 is made to REIT II by a third party and such Competing Proposal is not withdrawn, and (II) prior to taking such action, the REIT II Special Committee has determined in good faith (x) after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of the REIT II Special Committee under applicable Maryland Law and (y) after consultation with its outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such

Competing Proposal (1) REIT II has given REIT I at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(c) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) REIT II and REIT I have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the REIT II Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by REIT I and shall have determined that, after consultation with the REIT II Special Committee’s outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, REIT II shall, in each case, have delivered to REIT I an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) Business Days.

(e)                               Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 shall prohibit the REIT II Board from: (i) taking and disclosing to the stockholders of REIT II a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of REIT II pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the REIT II Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of the REIT II Special Committee under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 7.3(e)) permitted under this Section 7.3(e) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the REIT II Board Recommendation shall be deemed a REIT II Adverse Recommendation Change; and provided, further, that the REIT II Board shall not, except as expressly permitted by Section 7.3(d), effect a REIT II Adverse Recommendation Change.

(f)                                Notwithstanding anything to the contrary contained in this Agreement, during the period commencing at 12:01 a.m., Eastern Time, on October 23, 2019 and continuing until 11:59 p.m., Eastern time, on November 22, 2019 (the “Solicitation Period End Date” and such period, the “Go-Shop Period”), REIT I, acting directly or indirectly through any of its Representatives (acting at the direction of REIT I Special Committee) or controlled Affiliates of REIT I or any REIT I Subsidiary, shall have the right to directly or indirectly (i) solicit, initiate, propose, facilitate, encourage and take any other action for the purpose of facilitating, encouraging or cooperating with any inquiry or the making of any proposal or offer which constitutes, or would reasonably be expected to lead to, any Competing Proposal; (ii) engage in, continue and otherwise participate in any discussions and negotiations, and furnish to any other Person non-public information concerning REIT I or any of the REIT I Subsidiaries (provided, however, that such furnishing shall be pursuant to an Acceptable Confidentiality Agreement and that a copy of the Acceptable Confidentiality Agreement and any such furnished non-public information shall, to the extent not previously provided to REIT II or its Representatives, be provided thereto prior to or substantially concurrently (or in any event, within twenty-four (24) hours) with the time such agreement is executed or such information is furnished to any Person given such access), in connection with or for the purpose of encouraging or facilitating a Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Competing Proposal; (iii) subject to and only in compliance with Section 7.3(j), enter into an Acquisition Agreement with respect to a Competing Proposal; (iv) grant a waiver under any standstill, confidentiality or similar agreement entered into by REIT I to the extent necessary to allow the other party thereto to submit any Competing Proposal or inquire, propose or make an offer that may lead to a Competing Proposal in compliance with this Section 7.3; and (v) disclose to the stockholders of REIT I any information required to be disclosed under applicable Law (provided, however, that any disclosure (other than those made pursuant to clause (ii) of Section 7.3(k)) permitted under clause (v) of this Section 7.3(f) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the REIT I Board Recommendation shall be deemed a REIT I Adverse Recommendation Change; and provided, further, that the REIT I Board shall not, except as expressly permitted by Section 7.3(j), effect a REIT I Adverse Recommendation Change).  No later than two (2) Business Days after the conclusion of the Go-Shop Period, REIT I shall notify REIT II in writing of the identity of each Exempted Person from whom any of REIT I, the REIT I Subsidiaries or their respective Representatives received a written Competing Proposal during the Go-Shop Period, which notice shall include copies of drafts of proposed agreements, term sheets or letters of intent related thereto provided to any of REIT I, the REIT I Subsidiaries or their respective Representatives and a summary of all material terms of such Competing Proposals that were not made in writing.  For the avoidance of doubt, from the Solicitation Period End Date through the end of the Interim Period, REIT I, the REIT I Subsidiaries and its and their respective Representatives may continue to take any of the actions expressly listed in this Section 7.3(f) with respect to any proposal or offer regarding a Competing Proposal submitted by an Exempted Person on or before the Solicitation Period End Date or with respect to any amended or modified proposal or offer with respect to any such Competing Proposal submitted by an Exempted Person after the Solicitation Period End Date if the REIT I Special Committee has determined in good faith, after consultation with its legal and financial advisors, that such Competing Proposal (as may be amended and modified) constitutes, or would be reasonably expected to lead to, a Superior Proposal.

(g)                              Except as expressly permitted by this Section 7.3, from the Solicitation Period End Date through the end of the Interim Period, REIT I shall, and shall cause each of the REIT I Subsidiaries to, use its reasonable best efforts to cause any Representatives of REIT I or any of the REIT I Subsidiaries to, in each case except with respect to an Exempted Person (for so long as such Person or group remains an Exempted Person), (i) immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that would be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information previously furnished concerning REIT I or any of the REIT I Subsidiaries, and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives, and (ii) not, directly or indirectly, (A) solicit, initiate, propose or knowingly facilitate or encourage or take any other action for the purpose of facilitating, any inquiry or the making of any proposal or offer which constitutes, or would reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations, or furnish to any other Person, other than REIT II and its Representatives, non-public information concerning REIT I or any of the REIT I Subsidiaries, in each case in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Competing Proposal, (C) except in compliance with Section 7.3(j), approve, recommend, publicly declare advisable or enter into any Acquisition Agreement or requiring or having the effect of requiring REIT I to abandon, terminate or breach its obligations hereunder or fail to consummate the REIT Merger, (D) except in compliance with Section 7.3(j), take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by a Competing Proposal, or (E) agree to or propose publicly to do any of the foregoing. It is agreed that any violation of the restrictions set forth in this Section 7.3(g) by any Representative of REIT I or any REIT I Subsidiary shall be deemed to be a breach of this Section 7.3(g) by REIT I.

(h)                              Notwithstanding anything to the contrary contained in this Section 7.3, if at any time on or after the Solicitation Period End Date and prior to obtaining the REIT I Stockholder Approval, REIT I or any of the REIT I Subsidiaries or their respective Representatives receives a written Competing Proposal from any Person or group of Persons (including an Exempted Person), which Competing Proposal was made on or after the Solicitation Period End Date, that the REIT I Special Committee determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal, and which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement, REIT I may or may cause its Representatives to, in response to such Competing Proposal, and subject to compliance with this Section 7.3(h), (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement (a copy of which REIT I shall promptly (and in any event, within twenty-four (24) hours) provide to REIT II following the execution thereof), information (including non-public information) with respect to REIT I and the REIT I Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that REIT I shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to REIT II any non-public information concerning REIT I or any of the REIT I Subsidiaries that is provided to any Person given such access which was not previously provided to REIT II or its Representatives, and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal. It is agreed that any violation of the restrictions set forth in this Section 7.3(h) by any Representative of REIT I or any of the REIT I Subsidiaries shall be deemed to be a breach of this Section 7.3(h) by REIT I.

(i)                                  Following the conclusion of the Go-Shop Period, REIT I shall promptly, and in any event no later than twenty-four (24) hours after receipt of any Competing Proposal or request for non-public information in connection therewith (other than any such request from an Exempted Person (for so long as such Person or group remains an Exempted Person), as applicable, (i) advise REIT II in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal (other than any such request from an Exempted Person (for so long as such Person or group remains an Exempted Person), the material terms and conditions of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information, (ii) keep REIT II promptly informed of all material changes to the status, terms or conditions of any Competing Proposal (it being understood that a change or modification to any financial term or condition of any Competing Proposal shall be deemed to be a material change), and (iii) provide REIT II with (x) an unredacted copy of any such Competing Proposal made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (y) a written summary of the material terms of any Competing Proposal not made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)). REIT I agrees that it and the REIT I Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a REIT I Subsidiary from providing any information required to be provided to REIT II in accordance with this Section 7.3(i) within the time periods contemplated hereby.

(j)                                  Except as expressly permitted by this Section 7.3(j), neither the REIT I Board nor any committee thereof shall (i)(A) fail to recommend to its stockholders that the REIT I Stockholder Approval be given or fail to include the REIT I Board Recommendation in the Joint Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the REIT I Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation to reject such offer or a temporary “stop, look and listen” communication by the REIT I Board pursuant to Rule 14d-9(f) of the Exchange Act, (D) adopt, endorse, approve or recommend, or publicly propose to adopt, endorse, approve or recommend, to the stockholders of REIT I a Competing Proposal, or (E) fail to make or reaffirm the REIT I Board Recommendation within five (5) Business Days following REIT II’s written request to do so following REIT I’s or its Representatives’ receipt of a Competing Proposal or any material change thereto (actions described in this clause (i) being referred to as a “REIT I Adverse Recommendation Change”) or (ii) authorize, cause or permit REIT I or any of the REIT I Subsidiaries to enter into any Acquisition Agreement. Notwithstanding anything to the contrary herein, prior to the time the REIT I Stockholder Approval is obtained, the REIT I Board or any duly constituted and authorized committee thereof may make (but in each case, subject to compliance with this Section 7.3(j) and Sections 7.3(f)–(i)) a REIT I Adverse Recommendation Change and/or cause REIT I to terminate this Agreement pursuant to Section 9.1(c)(ii) and to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if (I) a written Competing Proposal that was not solicited in violation of this Section 7.3 is made to REIT I by a third party and such Competing Proposal is not withdrawn, and (II) prior to taking such action, the REIT I Special Committee has determined in good faith (x) after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of the REIT I Special Committee under applicable Maryland Law and (y) after consultation with its outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) REIT I has given REIT II at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in Section 7.3(i) as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) REIT II and REIT I have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the REIT I Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by REIT II and shall have determined that, after consultation with the REIT I Special Committee’s outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, REIT I shall, in each case, have delivered to REIT II an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced, except that the notice period shall be at least two (2) Business Days.

(k)                              Except to the extent expressly provided in this Section 7.3, nothing in this Section 7.3 shall prohibit the REIT I Board from: (i) taking and disclosing to the stockholders of REIT I, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of REIT I pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in either case, if the REIT I Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of the REIT I Special Committee under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this Section 7.3(k)) permitted under this Section 7.3(k) that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the REIT I Board Recommendation shall be deemed a REIT I Adverse Recommendation Change; and provided, further, that the REIT I Board shall not, except as expressly permitted by Section 7.3(j), effect a REIT I Adverse Recommendation Change.

(l)                                  For purposes of this Agreement:

(i)                                  “Competing Proposal” means, (A) with respect to REIT I, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving REIT I or any REIT I Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (2) sale, lease, exchange, mortgage, pledge, transfer or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT I or any of the REIT I Subsidiaries representing twenty percent (20%) or more of the consolidated assets of REIT I and the REIT I Subsidiaries, taken as a whole, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets, (3) issue, sale or other disposition by REIT I or any of the REIT I Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of REIT I and the REIT I Subsidiaries, (4) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the voting power in the election of directors exercisable by the holders of outstanding shares of REIT I Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT I in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of REIT I Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions and

(B) with respect to REIT II, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving REIT II or any REIT II Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (2) sale, lease, exchange, mortgage, pledge, transfer or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of REIT II or any of the REIT II Subsidiaries representing twenty percent (20%) or more of the consolidated assets of REIT II and the REIT II Subsidiaries, taken as a whole, excluding any bona fide financing transaction which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets, (3) issue, sale or other disposition by REIT II or any of the REIT II Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of REIT II and the REIT II Subsidiaries, (4) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the voting power in the election of directors exercisable by the holders of outstanding shares of REIT II Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to REIT II in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of REIT II Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Competing Proposal” shall not include (i) the REIT Merger or any of the other transactions contemplated by this Agreement, (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among REIT I and one or more of the REIT I Subsidiaries or solely among the REIT I Subsidiaries or (iii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among REIT II and one or more of the REIT II Subsidiaries or solely among the REIT II Subsidiaries.

(ii)                              “Superior Proposal” means, (A) with respect to REIT I, a bona fide written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) which the REIT I Special Committee determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (1) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by REIT II) and (2) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof)) to be more favorable from a financial point of view to the stockholders of REIT I than the REIT Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT II) and (B) with respect to REIT II, a bona fide written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to “twenty percent (20%)” shall be replaced with “fifty percent (50%)”) which the REIT II Special Committee determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (1) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by REIT I) and (2) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed

(taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof)) to be more favorable from a financial point of view to the stockholders of REIT II than the REIT Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by REIT I).

(iii)                          “Exempted Person” means any Person or group of Persons who has submitted a bona fide written Competing Proposal to REIT I prior to the Solicitation Period End Date that has not been withdrawn and that the REIT I Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, no later than the second (2nd) Business Day after the Solicitation Period End Date constitutes, or would be reasonably expected to lead to, a Superior Proposal; provided that an Exempted Person shall cease to be an Exempted Person for all purposes under this Agreement if after the Solicitation Period End Time (A) the negotiations between REIT I and such Exempted Person with respect to the Competing Proposal that resulted in such Exempted Person becoming an Exempted Person shall have been terminated, (B) the Competing Proposal submitted by such Exempted Person prior to the Solicitation Period End Time is withdrawn, terminated or modified in a manner such that, in the REIT I Special Committee’s good faith determination, after consultation with its financial advisors and outside legal counsel, such Competing Proposal (as modified) no longer constitutes, or no longer would reasonably be expected to lead to, a Superior Proposal, (C) the natural Person(s) or entity(ies) comprising such Exempted Person immediately prior to the conclusion of the Go-Shop Period cease, at any time prior to the termination of this Agreement in accordance with Section 9.1, to constitute at least fifty percent (50%) of the equity financing for such Competing Proposal, or (D) such Exempted Person otherwise ceases to be actively pursuing efforts to acquire REIT I.

Section 7.4                        Public Announcements. So long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that a Party may, without the other Parties’ consent, issue a press release or make a public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making such public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.

Section 7.5                        Appropriate Action; Consents; Filings.

(a)                               Upon the terms and subject to the conditions set forth in this Agreement, REIT I and REIT II shall, and shall cause the REIT I Subsidiaries and the REIT II Subsidiaries, respectively, and their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the REIT Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the REIT Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the REIT Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the REIT Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the REIT Merger, so as to enable the Closing to occur as soon as reasonably possible, (v) executing and delivering any additional instruments necessary or advisable to consummate the REIT Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement and (vi) if any Takeover Statute is or becomes applicable to the REIT Merger or any of the other transactions contemplated by this Agreement, taking all action necessary so that the REIT Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise eliminating or minimizing the effect of such Takeover Statute on the REIT Merger and the other transactions contemplated by this Agreement; provided that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of REIT II after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b)                              In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the REIT Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between any Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance, and each of the Parties will consult the others on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the REIT Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)                               REIT II shall cause Merger Sub and the Surviving Entity (before and after the REIT Merger Effective Time, as applicable) to perform their respective obligations under this Agreement.

Section 7.6                        Notification of Certain Matters; Transaction Litigation.

(a)                               REIT I and its Representatives shall give prompt notice to REIT II, and REIT II and its Representatives shall give prompt notice to REIT I, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the REIT Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the REIT Merger or the other transactions contemplated by this Agreement.

(b)                              REIT I and its Representatives shall give prompt notice to REIT II, and REIT II and its Representatives shall give prompt notice to REIT I, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by REIT I, REIT II or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).

(c)                               REIT I and its Representatives shall give prompt notice to REIT II, and REIT II and its Representatives shall give prompt notice to REIT I, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any REIT I Subsidiary or REIT II Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the REIT Merger or the other transactions contemplated by this Agreement. In the event that any Action related to this Agreement, the REIT Merger or the other transactions contemplated by this Agreement is brought against REIT I, on the one hand, or REIT II, on the other hand, or any of their respective Representatives and/or Affiliates by security holders of such Party, then the defending Party shall (i) promptly notify the other Party of such litigation and keep such other Party informed on a current basis with respect to the status thereof and (ii) give such Party the opportunity to participate, subject to a customary joint defense agreement, in the defense and settlement of any such litigation against the defendant Party, its

Representatives and/or Affiliates by security holders of such defending Party, and no settlement thereof shall be agreed to without the other Party’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.7                        Indemnification; Directors’ and Officers’ Insurance.

(a)                               Without limiting or being limited by the provisions of Section 7.7(b) and to the extent permitted by applicable Law, during the period commencing as of the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, REIT II shall, or shall cause the Surviving Entity to: (i) indemnify, defend and hold harmless each individual (including current or former directors, officers, partners, managers, members, trustees, agents and fiduciaries acting in such capacity) covered by indemnification (the “Indemnified Parties”) under (A) the REIT I Governing Documents or, if applicable, similar organizational documents of any REIT I Subsidiary or (B) the indemnification agreements of REIT I or the REIT I Subsidiaries set forth in Section 7.7 of the REIT I Disclosure Letter (collectively, the “Indemnification Agreements”) against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of REIT I or any of the REIT I Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the REIT Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to REIT II’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, REIT II or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to REIT II or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b)                              Without limiting the foregoing and to the extent permitted by applicable Law, each of REIT II and the Surviving Entity agrees that, during the period commencing as of the REIT Merger Effective Time and ending on the sixth (6th) anniversary of the REIT Merger Effective Time, all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time, whether asserted or claimed prior to, at or after the REIT Merger Effective Time, existing in favor of the Indemnified Parties as currently provided in (i) the REIT I Governing Documents or, if applicable, similar organizational documents of any REIT I Subsidiary and (ii) the Indemnification Agreements shall survive the REIT Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the REIT Merger Effective Time, the organizational documents of the Surviving Entity and the organizational documents of any applicable REIT I Subsidiary shall contain substantially similar (and in any case, not less favorable) provisions with respect to indemnification, advancement of expenses and limitations on liability of directors and officers as set forth in such documents as of immediately prior to the REIT Merger Effective Time.

(c)                               For a period of six (6) years after the REIT Merger Effective Time, REIT II shall cause the Surviving Entity to maintain in effect REIT I’s current directors’ and officers’ liability insurance covering each Person currently covered by REIT I’s directors’ and officers’ liability insurance policy for service, acts or omissions occurring prior to and through the REIT Merger Effective Time, including the transactions contemplated by this Agreement; provided that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as REIT I’s current insurance carrier, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than REIT I’s existing policies as of the date hereof, or (ii) in consultation with REIT II, REIT I may obtain extended reporting period coverage under REIT I’s existing insurance programs (to be effective as of the REIT Merger Effective Time) for a period of six (6) years after the REIT Merger Effective Time for a cost not in excess of three (3) times the current annual premiums for such insurance; and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.7(c) in excess of 300% of the most recent annual premiums paid by REIT I for such purpose, it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

(d)                             If REIT II or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of REIT II or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(e)                               REIT II shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(f)                                The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of REIT I, REIT II and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs)

without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation, advancement of expenses and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8                        Dividends.

(a)                               During the Interim Period, neither REIT I nor REIT II shall make, declare or set aside any dividend or other distribution to its respective stockholders without the prior written consent of the other Party; provided, however, that the written consent of the other Party shall not be required for the authorization and payment of quarterly distributions in the ordinary course of business at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date of this Agreement with respect to each of the shares of REIT I Common Stock and shares of REIT II Common Stock, respectively (each, a “Quarterly Dividend”); it being agreed that the timing of any such Quarterly Dividends will be coordinated so that, if either the holders of shares of REIT I Common Stock or the holders of shares of REIT II Common Stock receives a distribution for a particular quarter prior to the Closing Date, then the holders of shares of REIT II Common Stock and the holders of shares of REIT I Common Stock, respectively, shall receive a distribution for such quarter prior to the Closing Date; provided, further that the record and payment dates for REIT I and REIT II’s Quarterly Dividends pursuant to this Section 7.8 shall be the same as the other Party’s record and payment dates, which shall be consistent with REIT I’s historical record dates and payment dates unless otherwise agreed between the Parties, in order to ensure that the stockholders of REIT I and the stockholders of REIT II receive the same number of such dividends prior to the REIT Merger Effective Time.

(b)                              In the event that the Closing Date is expected to occur prior to the end of the then-current dividend period of REIT I or REIT II, as the case may be, then each of REIT I and REIT II shall declare and pay a dividend to the holders of shares of REIT I Common Stock and the holders of shares of REIT II Common Stock, respectively (each, a “Closing Dividend”), the record date and payment date (to the extent practicable) for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), in each case, subject to funds being legally available therefor.  The per share amount of the Closing Dividend payable by REIT I with respect to the shares of REIT I Common Stock shall be an amount equal to (A) REIT I’s Quarterly Dividend, multiplied by (B) a fraction, the numerator of which is the number of days lapsed from the first day of the then-current dividend period through and including the Closing Dividend Date, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared.  The per share amount of the Closing Dividend payable by REIT II with respect to the shares of REIT II Common Stock shall be an amount equal to (A) REIT II’s Quarterly Dividend, multiplied by (B) a fraction, the numerator of which is the number of days lapsed from the first day of the then-current dividend period through and including the Closing Dividend Date, and the denominator of which is the actual number of days in the calendar quarter in which such dividend is declared.

(c)                               Notwithstanding the foregoing or anything else to the contrary in this Agreement, each of REIT I and REIT II, as applicable, shall be permitted to declare and pay a dividend to its stockholders, the record date and payment date for which shall be the close of business on the last Business Day prior to the Closing Date, distributing any amounts determined by such Party (in each case in consultation with the other party) to be the minimum distributions including under Sections 858 or 860 of the Code, reasonably necessary for such Party to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity-level income or excise Tax under the Code (any dividend paid pursuant to this paragraph, a “REIT Dividend”). If either REIT I or REIT II determines that it is necessary to declare a REIT Dividend, it shall notify the other Party at least twenty (20) days prior to the expected Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of REIT I, to holders of REIT I Common Stock, in an amount per share of REIT I Common Stock equal to the product by multiplying (x) the REIT Dividend declared by REIT II with respect to each share of REIT II Common Stock by (y) the Exchange Ratio and (ii) in the case of REIT II, to holders of shares of REIT II Common Stock, in an amount per share of REIT II Common Stock equal to the quotient by dividing (x) the REIT Dividend declared by REIT I with respect to each share of REIT I Common Stock by (y) the Exchange Ratio. The record date and payment date for any REIT Dividend payable pursuant to this Section 7.8(c) shall be the close of business on the last Business Day prior to the Closing Date.

(d)                             REIT I Operating Partnership or REIT II Operating Partnership, as the case may be, may make a distribution with respect to the REIT I OP Units or the REIT II OP Units, respectively, in order to distribute funds sufficient for the foregoing dividends.

Section 7.9                        Certain Transactions.

(a)                               Except as set forth in Section 7.9 of the REIT I Disclosure Letter, REIT I shall cause all contracts (including, for the avoidance of doubt, the REIT I Related Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of REIT I or any REIT I Subsidiary, on the one hand, and REIT I or any REIT I Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of REIT I as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between REIT I and/or any entities that will remain REIT I Subsidiaries after the Closing.

(b)                              REIT I shall take all actions necessary to terminate, effective as of the Closing, the REIT I Equity Incentive Plan.

(c)                               REIT I shall take all actions necessary to terminate, effective as of or prior to the Closing, the REIT I DRP and the REIT I Share Redemption Program.

Section 7.10                Tax Matters.

(a)                               Each of REIT I and REIT II shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. Neither REIT I nor REIT II shall take any action, or fail to take any action, that would reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b)                              REIT I shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinion of counsel to REIT I, and (ii) deliver to counsel to REIT I tax representation letters, dated as of the Closing Date and signed by an officer of REIT I and REIT I Operating Partnership, containing representations of REIT I and REIT I Operating Partnership reasonably necessary or appropriate to enable counsel to REIT I to render the tax opinions described in Section 8.2(e) and Section 8.2(f).

(c)                               REIT II shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinion of counsel to REIT II, and (ii) deliver to counsel to REIT II tax representation letters, dated as of the Closing Date and signed by an officer of REIT II and REIT II Operating Partnership, containing representations of REIT II and REIT II Operating Partnership reasonably necessary or appropriate to enable counsel to REIT II to render the tax opinions described in Section 8.3(e) and Section 8.3(f).

(d)                             REIT I and REIT II shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.11                REIT II Board. The REIT II Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the REIT Merger Effective Time, to increase the number of directors of REIT II to nine and to cause the individuals set forth on Section 7.11 of the REIT I Disclosure Letter (the “REIT I Designees”) to be elected to the REIT II Board effective as of the REIT Merger Effective Time. If a REIT I Designee is not able or willing to serve on the REIT II Board as of the REIT Merger Effective Time, then REIT I shall select, within a reasonable period of time prior to the REIT Merger Effective Time, a replacement, and the REIT II Board shall appoint such replacement as a member of the REIT II Board as of the REIT Merger Effective Time.

ARTICLE 8
CONDITIONS

Section 8.1                        Conditions to Each Party’s Obligation to Effect the REIT Merger. The respective obligations of the Parties to effect the REIT Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the REIT Merger Effective Time of the following conditions:

(a)                               Regulatory Authorizations. All consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the REIT Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the REIT II Disclosure Letter and Section 8.1(a) of the REIT I Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b)                              Stockholder Approvals.  Each of the REIT I Stockholder Approval and the REIT II Stockholder Approval shall have been obtained in accordance with applicable Law, REIT I Charter, REIT I Bylaws, REIT II Charter and REIT II Bylaws.

(c)                               No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the REIT Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the REIT Merger or the other transactions contemplated by this Agreement.

(d)                             Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2                        Conditions to Obligations of REIT I. The obligations of REIT I to effect the REIT Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT I, at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)                               Representations and Warranties. (i) The representations and warranties of REIT II set forth in Section 5.1(a) (Organization and Qualification; Subsidiaries), Section 5.4(c) (Capital Structure) and Section 5.21 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties of REIT II contained in Section 5.2 (Authority; Approval Required), Section 5.6(e) (Absence of Certain Changes or Events) and Section 5.19 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (iii) the representations and warranties set forth in Section 5.4(a), Section 5.4(b) and Section 5.4(d) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iv) each of the other representations and warranties of REIT II contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date or for a specific period shall be true and correct only on and as of such date or such period, and (B) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT II Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT II Material Adverse Effect.

(b)                              Performance of Covenants and Obligations of REIT II and Merger Sub. REIT II and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c)                               Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT II Material Adverse Effect.

(d)                             Delivery of Certificate. REIT II shall have delivered to REIT I a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT II, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)                               REIT Opinion. REIT I shall have received a written opinion of counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, commencing with REIT II’s taxable year that ended on December 31, 2015, REIT II has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed method of operation will enable REIT II to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT II and REIT II Operating Partnership.

(f)                                Section 368 Opinion. REIT I shall have received a written opinion of Hogan Lovells US LLP, or other counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT I, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Hogan Lovells US LLP or such other counsel to REIT I (as applicable) may rely upon the tax representation letters described in Section 7.10.

(g)                              Internalization. The Internalization Agreement and all ancillary documents or agreements contemplated thereunder (the “Internalization Documents”) shall continue to be legal, valid, binding obligations of and enforceable against the parties thereto, and shall continue to be in full force and effect and shall have not been subsequently rescinded, supplemented, modified or amended or withdrawn in any way.  Each party to the Internalization Documents shall have confirmed in writing to the other parties to the Internalization Documents that (i) all conditions to the consummation of the transactions contemplated by such Internalization Documents have been satisfied or validly waived in accordance with the terms of the Internalization Documents and (ii) the series of transactions contemplated by the Internalization Agreement to effectuate the redemption (through contribution or exchange) of the REIT II Special Partnership Interests and the REIT I Special Partnership Interests shall occur immediately following the Effective Time.  None of the parties to the Internalization Documents shall be in breach or violation of, or default under, any Internalization Document, and no event shall have occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Internalization Document. None of the parties to the Internalization Documents shall have received notice of any violation or default under any Internalization Document, and no party to the Internalization Documents shall have received any written notice of the intention of any party to cancel, terminate, or materially change the scope of rights under any Internalization Document.

Section 8.3                        Conditions to Obligations of REIT II and Merger Sub. The obligations of REIT II and Merger Sub to effect the REIT Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by REIT II, at or prior to the REIT Merger Effective Time, of the following additional conditions:

(a)                               Representations and Warranties. (i) The representations and warranties of REIT I set forth in Section 4.1(a) (Organization and Qualification; Subsidiaries), Section 4.4(c) (Capital Structure) and Section 4.21 (Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (ii) the representations and warranties of REIT I contained in Section 4.2 (Authority; Approval Required), Section 4.6(e) (Absence of Certain Changes or Events) and Section 4.19 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, (iii) the representations and warranties set forth in Section 4.4(a), Section 4.4(b) and Section 4.4(d) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, and (iv) each of the other representations and warranties of REIT I contained in this Agreement shall be true and correct as of the date of this Agreement and as of the REIT Merger Effective Time, as though made as of the REIT Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date or for a specific period shall be true and correct only on and as of such date or such period, and (B) in the case of clause (iv) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or REIT I Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a REIT I Material Adverse Effect.

(b)                              Performance of Covenants and Obligations of REIT I. REIT I shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the REIT Merger Effective Time.

(c)                               Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a REIT I Material Adverse Effect.

(d)                             Delivery of Certificate. REIT I shall have delivered to REIT II a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of REIT I certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)                               REIT Opinion. REIT II shall have received a written opinion of counsel to REIT I reasonably satisfactory to REIT II, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, commencing with REIT I’s taxable year that ended on December 31, 2011, REIT I has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled REIT I to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by REIT I and REIT I Operating Partnership.

(f)                                Section 368 Opinion. REIT II shall have received a written opinion of Clifford Chance US LLP, or other counsel to REIT II reasonably satisfactory to REIT I, dated as of the Closing Date and in form and substance reasonably satisfactory to REIT II, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Clifford Chance US LLP or such other counsel to REIT II (as applicable) may rely upon the tax representation letters described in Section 7.10.

(g)                              Internalization. The Internalization Documents shall continue to be legal, valid, binding obligations of and enforceable against, the parties thereto, and shall continue to be in full force and effect and shall have not been subsequently rescinded, supplemented, modified or amended or withdrawn in any way. Each party to the Internalization Documents shall have confirmed in writing to the other parties to the Internalization Documents that (i) all conditions to the consummation of the transactions contemplated by such Internalization Documents have been satisfied or validly waived in accordance with the terms of the Internalization Documents and (ii) the series of transactions contemplated by the Internalization Agreement to effectuate the redemption (through contribution or exchange) of the REIT II Special Partnership Interests and the REIT I Special Partnership Interests shall occur immediately following the Effective Time.  None of the parties to the Internalization Documents shall be in breach or violation of, or default under, any Internalization Document, and no event shall have occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any Internalization Document. None of the parties to the Internalization Documents shall have received notice of any violation or default under any Internalization Document and no party to the Internalization Documents shall have received any written notice of the intention of any party to cancel, terminate, or materially change the scope of rights under any Internalization Document.

(i)                                  FIRPTA.  REIT II shall have received a certificate, duly completed and executed by REIT I, pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations, certifying that REIT I is not a “foreign person” within the meaning of Section 1445 of the Code.

ARTICLE 9
TERMINATION, FEES AND EXPENSES

Section 9.1                        Termination. This Agreement may be terminated and the REIT Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the REIT Merger Effective Time, notwithstanding receipt of the REIT I Stockholder Approval or the REIT II Stockholder Approval (except as otherwise specified in this Section 9.1):

(a)                               by mutual written consent of each of REIT I (with the prior approval of the REIT I Special Committee) and REIT II (with the prior approval of the REIT II Special Committee);

(b)                              by either REIT I (with the prior approval of the REIT I Special Committee) or REIT II (with the prior approval of the REIT II Special Committee):

(i)                                  if the REIT Merger shall not have occurred on or before 11:59 p.m., New York time, on March 31, 2020 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and in the case of REIT II, including the failure of Merger Sub) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the REIT Merger to be consummated by the Outside Date;

(ii)                              if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and in the case of REIT II, including the failure of Merger Sub) to perform in all material respects with any of its obligations, covenants or agreements under this Agreement;

(iii)                          if the REIT I Stockholder Approval shall not have been obtained at the REIT I Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger was taken; provided that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the REIT I Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or

(iv)                          if the REIT II Stockholder Approval shall not have been obtained at the REIT II Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger was taken; provided that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to a Party if the failure to receive the REIT II Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement;

(c)                               by REIT I (with the prior approval of the REIT I Special Committee):

(i)                                  if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of REIT II set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “REIT II Terminating Breach”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from REIT I to REIT II and three (3) Business Days before the Outside Date; provided that REIT I shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a REIT I Terminating Breach shall have occurred and be continuing at the time REIT I delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i);

(ii)                              if REIT I has accepted a Superior Proposal at any time prior to receipt of the REIT I Stockholder Approval in accordance with the provisions of Section 7.3(j)

herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT II and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii)                          if, at any time prior to receipt of the REIT II Stockholder Approval, the REIT II Board or any committee thereof, for any reason, shall have effected a REIT II Adverse Recommendation Change; or

(d)                             by REIT II (with the prior approval of the REIT II Special Committee):

(i)                                  if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of REIT I set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “REIT I Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from REIT II to REIT I and three (3) Business Days before the Outside Date; provided that REIT II shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a REIT II Terminating Breach shall have occurred and be continuing at the time REIT II delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i);

(ii)                              if REIT II has accepted a Superior Proposal at any time prior to receipt of the REIT II Stockholder Approval in accordance with the provisions of Section 7.3(d) herein; provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 9.3(b) is made in full to REIT I and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii)                          if, at any time prior to receipt of the REIT I Stockholder Approval, the REIT I Board or any committee thereof, for any reason, shall have effected a REIT I Adverse Recommendation Change.

Section 9.2                        Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of REIT I or REIT II, except that the Confidentiality Agreement and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3                        Fees and Expenses.

(a)                               Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such fees or expenses, whether or not the REIT Merger is consummated;

provided that the Parties will share equally any HSR Act and Form S-4 filing fees, if any, as may be required to consummate the transactions contemplated by this Agreement.

(b)                              In the event that this Agreement is terminated:

(i)                                  (A)(x) by REIT II pursuant to Section 9.1(d)(i) and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Competing Proposal” increased to fifty percent (50%)) has been publicly announced, disclosed or otherwise communicated to the REIT I Board or (y) by REIT II or REIT I pursuant to Section 9.1(b)(i) (and at the time of such termination REIT I would not have been entitled to terminate this Agreement pursuant to Section 9.1(b)(iv)) and after the date of this Agreement and prior to the termination of this Agreement, a Competing Proposal with respect to REIT I has been made to REIT I or publicly announced, proposed, disclosed or otherwise communicated to REIT I’s stockholders (and not withdrawn) and (B) within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal with respect to REIT I is consummated or REIT I enters into a definitive agreement in respect of a Competing Proposal with respect to REIT I that is later consummated, REIT I shall pay to REIT II the REIT I Termination Payment;

(ii)                              (A)(x) by REIT I pursuant to Section 9.1(c)(i) and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this Section 9.3(b)(ii), all percentages included in the definition of “Competing Proposal” increased to fifty percent (50%)) has been publicly announced, disclosed or otherwise communicated to the REIT II Board or (y) by REIT I or REIT II pursuant to Section 9.1(b)(i) (and at the time of such termination REIT II would not have been entitled to terminate this Agreement pursuant to Section 9.1(b)(iii)) and after the date of this Agreement and prior to the termination of this Agreement, a Competing Proposal with respect to REIT II has been made to REIT II or publicly announced, proposed, disclosed or otherwise communicated to REIT II’s stockholders (and not withdrawn) and (B) within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal with respect to REIT II is consummated or REIT II enters into a definitive agreement in respect of a Competing Proposal with respect to REIT II that is later consummated, REIT II shall pay to REIT I the REIT II Termination Payment;

(iii)                          by REIT I pursuant to Section 9.1(c)(i) (other than as described in Section 9.3(b)(ii)), then REIT II shall pay to REIT I an amount equal to the Expense Reimbursement Payment;

(iv)                          by REIT I pursuant to Section 9.1(c)(ii), then REIT I shall pay to REIT II an amount equal to the REIT I Termination Payment;

(v)                              by REIT I pursuant to Section 9.1(c)(iii), then REIT II shall pay to REIT I an amount equal to the REIT II Termination Payment;

(vi)                          by REIT II pursuant to Section 9.1(d)(i) (other than as described in Section 9.3(b)(i)), then REIT I shall pay to REIT II an amount equal to the Expense Reimbursement Payment;

(vii)                      by REIT II pursuant to Section 9.1(d)(ii), then REIT II shall pay to REIT I an amount equal to the REIT II Termination Payment; or

(viii)                  by REIT II pursuant to Section 9.1(d)(iii), then REIT I shall pay to REIT II an amount equal to the REIT I Termination Payment.

(c)                               The Parties agree and acknowledge that in no event shall any Party be required to pay a Termination Payment on more than one occasion. A Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment thereof (the “Recipient”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by a Competing Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i) or Section 9.3(b)(ii), (ii) prior to or concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to Section 9.3(b)(iv) or Section 9.3(b)(vii), and (iii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Payment payable pursuant to Section 9.3(b)(v) or Section 8.3(b)(viii).

(d)                             Notwithstanding anything in this Agreement to the contrary, in the event that a Termination Payment becomes payable, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment (the “Payor”) and its subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the REIT Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(e)                               Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if the Payor fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain the payment, the Recipient commences a suit which results in a judgment against the Payor for the payment set forth in this Section 9.3, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate reported by The Wall Street Journal in effect on the date such payment was required to be made through the date of payment. If payable, the Termination Payment shall not be payable more than once pursuant to this Agreement.

(f)                                The Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3 and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 9.3(f) shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:

(i)                                  a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;

(ii)                              a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment; or

(iii)                          a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Payment held in escrow for four (4) years shall be released by the escrow agent to the Payor. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith). The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1                Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the REIT Merger Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the REIT Merger Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (including but not limited to Section 9.3).

Section 10.2                Amendment; Waiver.

(a)                               Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement by a written instrument signed by each of the Parties (which shall be by action taken or authorized by the REIT I Board and the REIT II Board, respectively), at any time before or after receipt of the REIT I Stockholder Approval or the REIT II Stockholder Approval and prior to the REIT Merger Effective Time; provided that after the REIT I Stockholder Approval has been obtained, there shall not be (i) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of shares of REIT I Common Stock, or which by applicable Law requires the further approval of the stockholders of REIT I without such further approval of such stockholders, or (ii) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

(b)                              At any time prior to the REIT Merger Effective Time, each Party may (in writing), to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.3                Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by email (providing confirmation of receipt) at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)                               if to REIT I to:

The Special Committee of the Board of Directors
Carey Watermark Investors Incorporated
50 Rockefeller Plaza
New York, NY  10020

Attn: Chief Legal Officer
Email: ssanagavarapu@wpcarey.com

with copies (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20003

Attn:              Bruce Gilchrist

Michael McTiernan

Email:       bruce.gilchrist@hoganlovells.com

michael.mctiernan@hoganlovells.com

Carey Watermark Investors Incorporated
50 Rockefeller Plaza
New York, NY  10020

Attn: Chief Legal Officer
Email: ssanagavarapu@wpcarey.com

(b)                              if to REIT II or Merger Sub to:

The Special Committee of the Board of Directors
Carey Watermark Investors 2 Incorporated
50 Rockefeller Plaza
New York, NY  10020
Attn: Chief Legal Officer
Email: ssanagavarapu@wpcarey.com

with copies (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attn:  Kathleen L. Werner, Esq.
Email: kathleen.werner@cliffordchance.com

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Attn:  Barry M. Abelson, Esq.

Email: abelsonb@pepperlaw.com

Carey Watermark Investors 2 Incorporated
50 Rockefeller Plaza
New York, NY  10020
Attn: Chief Legal Officer
Email: ssanagavarapu@wpcarey.com

Section 10.4                Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page by electronic transmission (including via .pdf) shall be as effective as delivery of a manually executed counterpart.

Section 10.5                Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of Article 3 and Section 7.7, which shall inure to the benefit of the Persons expressly specified therein, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The rights of such third-party beneficiaries expressly specified under the provisions of Article 3 and Section 7.7 shall not arise unless and until the REIT Merger Effective Time occurs.

Section 10.6                Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF. In addition, each of the Parties hereto (a) consents to submit itself (without making such submission exclusive) to the jurisdiction of any federal court located in the State of Maryland or any Maryland state court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees, with respect to any action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program and (c) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court.

Section 10.7                Assignment. Except as mutually agreed by the Parties hereto, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.8                Enforcement. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 10.9                Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party hereto (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.9.

Section 10.10        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.11        Conflict Waiver.  Recognizing that Clifford Chance US LLP has acted as legal counsel to REIT II in connection with the transactions contemplated by this Agreement, and that Clifford Chance US LLP has represented REIT I in unrelated matters, REIT II and REIT I each hereby waives, on its own behalf, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Clifford Chance US LLP representing REIT II.  This Section 10.11 shall survive the consummation of the REIT Merger.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized representatives, all as of the date first written above.

CAREY WATERMARK INVESTORS INCORPORATED

By:	/s/ Charles S. Henry
Name: Charles S. Henry
Title: Authorized Representative

APEX MERGER SUB LLC

By: Carey Watermark Investors 2 Incorporated, its Sole Member

By:	/s/ Robert E. Parsons, Jr.
Name: Robert E. Parsons, Jr.
Title: Chairman of the Special Committee of the Board of Directors

CAREY WATERMARK INVESTORS 2 INCORPORATED

By:	/s/ Robert E. Parsons, Jr.
Name: Robert E. Parsons, Jr.
Title: Chairman of the Special Committee of the Board of Directors

[Agreement and Plan of Merger]

EXHIBIT A

FORM OF REIT I CHARTER AMENDMENT

[Attached]

[Agreement and Plan of Merger]

CAREY WATERMARK INVESTORS INCORPORATED

ARTICLES OF AMENDMENT

CAREY WATERMARK INVESTORS INCORPORATED, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation as currently in effect (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” within Article IV (Definitions) of the Charter in their entirety.

SECOND: The Charter is hereby further amended by deleting the existing Article XIV (Roll-Up Transactions), including Sections 14.1 and 14.2, of the Charter in their entirety and by deleting the references to such Article and Sections in the Table of Contents of the Charter.

THIRD: The Charter is hereby further amended by replacing the reference to “, Article XII and Article XIV” with “and Article XII” within the existing Article XIII (Amendments) of the Charter.

FOURTH: The amendments of the Charter as hereinabove set forth has been duly advised and approved by the Board of Directors and approved by the stockholders of the Corporation to the extent required by law.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this ___ day of ____________, 2019.

ATTEST:	CAREY WATERMARK INVESTORS INCORPORATED

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT B-1

FORM OF REIT II CHARTER AMENDMENT

[Attached]

[Agreement and Plan of Merger]

CAREY WATERMARK INVESTORS 2 INCORPORATED

ARTICLES OF AMENDMENT

CAREY WATERMARK INVESTORS 2 INCORPORATED, a Maryland corporation (the “Corporation”), desires to amend its charter as currently in effect and as hereinafter amended.

FIRST:  The charter of the Corporation as currently in effect is hereby amended by deleting clause (A) of Section 9.3(f).

SECOND:  The amendment of the Charter as hereinabove set forth has been duly advised and approved by the Board of Directors and approved by the stockholders of the Corporation to the extent required by law.

THIRD:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this        day of                 , 2019.

ATTEST:	CAREY WATERMARK INVESTORS 2 INCORPORATED

(SEAL)
Name:	Name:
Title:	Title:

EXHIBIT B-2

FORM OF REIT II CHARTER AMENDMENT (CONTINGENT ON LISTING)

[Attached]

[Agreement and Plan of Merger]

CAREY WATERMARK INVESTORS 2 INCORPORATED

THIRD ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:  CAREY WATERMARK INVESTORS 2 INCORPORATED, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:  The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

CAREY WATERMARK INVESTORS 2 INCORPORATED

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o CSC – Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 1660, Baltimore, Maryland  21202.  The name and address of the resident agent of the Corporation are CSC – Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 1660, Baltimore, Maryland  21202.  The resident agent is a Maryland corporation.

ARTICLE IV

DEFINITIONS

As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Share Ownership Limit.  The term “Aggregate Share Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.

Beneficial Ownership.  The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Board or Board of Directors.  The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.

Business Day.  The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Bylaws.  The term “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.

Charitable Beneficiary.  The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 6.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust.  The term “Charitable Trust” shall mean any trust provided for in Section 6.2.1.

Charitable Trustee.  The term “Charitable Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.

Charter.  The term “Charter” shall mean the charter of the Corporation.

Class A Common Stock.  The term “Class A Common Stock” shall have the meaning as provided in Section 5.1 herein.

Class T Common Stock.  The term “Class T Common Stock” shall have the meaning as provided in Section 5.1 herein.

Code.  The term “Code” shall have the meaning as provided in Article II herein.

Common Share Ownership Limit.  The term “Common Share Ownership Limit” shall mean 9.8% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 6.1.8 of the Charter.

Common Shares.  The term “Common Shares” shall have the meaning as provided in Section 5.1 herein.

Constructive Ownership.  The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Corporation.  The term “Corporation” shall have the meaning as provided in Article I herein.

Director.  The term “Director” shall have the meaning as provided in Section 7.1 herein.

Distribution and Shareholder Servicing Fees.  The term “distribution and shareholder servicing fees” shall mean the distribution and shareholder servicing fees on the Class T Common Stock payable to the Dealer Manager as described in the Prospectus.

Distributions.  The term “Distributions” shall mean any distributions under the MGCL of money or other property, pursuant to Section 5.5 hereof, by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

Excepted Holder.  The term “Excepted Holder” shall mean a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 6.1.7.

Excepted Holder Limit.  The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.1.7 and subject to adjustment pursuant to Section 6.1.8, the percentage limit established by the Board of Directors pursuant to Section 6.1.7.

Excess Amount.  The term “Excess Amount” shall have the meaning as provided in Section 8.10 herein.

Exchange Act.  The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

Indemnitee.  The term “Indemnitee” shall have the meaning as provided in Section 12.2.1(b) herein.

Market Price.  The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such

Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by FINRA’s OTC Bulletin Board quotation system or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined in good faith by the Board of Directors.

MGCL.  The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

Net Asset Value per share of Class A Common Stock. The term “Net Asset Value per share of Class A Common Stock” shall mean the net asset value of the Corporation allocable to the shares of Class A Common Stock, as determined by the Board from time to time.

Net Asset Value per share of Class T Common Stock. The term “Net Asset Value per share of Class T Common Stock” shall mean the net asset value of the Corporation allocable to the shares of Class T Common Stock, as determined by the Board from time to time.

NYSE.  The term “NYSE” shall mean the New York Stock Exchange.

Operating Partnership.  The term “Operating Partnership” or “OP” shall mean CWI 2 OP, LP, a Delaware limited partnership.

Person.  The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, limited liability company, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.

Preferred Shares.  The term “Preferred Shares” shall have the meaning as provided in Section 5.1 herein.

Prohibited Owner.  The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Article VI herein, would Beneficially Own or Constructively Own Shares in violation of Section 6.1.1, and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

REIT.  The term “REIT” shall mean a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both as defined pursuant to the REIT Provisions of the Code.

REIT Provisions of the Code.  The term “REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to REITs (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

Restriction Termination Date.  The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Securities.  The term “Securities” shall mean any of the following issued by the Corporation, as the text requires:  Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

Shares.  The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

Stockholders.  The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

Transfer.  The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

ARTICLE V

STOCK

Section 5.1.     Authorized Shares.  The Corporation has authority to issue 750,000,000 Shares, consisting of 650,000,000 shares of Common Stock, $.001 par value per share (“Common Shares”), 500,000,000 of which are classified as shares of Class A Common Stock (the “Class A Common Stock”) and 150,000,000 of which are classified as shares of Class T Common Stock (the “Class T Common Stock”), and 100,000,000 shares of Preferred Stock, $.001 par value per share (“Preferred Shares”).  The aggregate par value of all authorized Shares having par value is $450,000.00.  If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article V, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Section 5.1.  The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.

Section 5.2.     Common Shares.

Section 5.2.1   Common Shares Subject to Terms of Preferred Shares.  The Common Shares shall be subject to the express terms of any series of Preferred Shares.

Section 5.2.2   Description.  Subject to the provisions of Article VI and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote per share on all matters upon which Stockholders are entitled to vote pursuant to Section 11.2 hereof.  The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 5.2.3   Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Corporation, the aggregate assets available for distribution to holders of the Common Shares shall be determined in accordance with applicable law.  The holder of each share of Class A Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per share of Class A Common Stock and the holder of each share of Class T Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per share of Class T Common Stock; provided, however, that if the available assets of the Corporation are insufficient to pay in full the above described liquidation payments, then such assets, or the proceeds thereof, shall be distributed among the holders of the shares of Class A Common Stock and the Class T Common Stock ratably in the same proportion as the respective amounts that would be payable on such shares of Class A Common Stock and Class T Common Stock if all amounts payable thereon were paid in full.

Section 5.2.4   Voting Rights.  Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, each holder of a Common Share shall vote together with the holders of all other Common Shares, and the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders; provided, however, that with respect to any matter that would only have a material adverse effect on the rights of a particular class of Common Shares, only the holders of such affected class of Common Shares shall have the right to vote.

Section 5.2.5.  Conversion Upon Listing.  Upon the listing of a class of Common Shares, or of unclassified Common Shares, for trading on a national securities exchange, each Common Share of the classes of Common Shares that are not so listed shall automatically and without any action on the part of the holder thereof convert into a number of shares of the listed class of Common Shares, or of listed unclassified Common Shares, as applicable, equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to the Shares of the applicable non-listed class of Common Shares and the denominator of which is the net asset value of the Corporation allocable to the Shares of the listed class of Common Shares, or to the listed unclassified Common Shares, as applicable.

Section 5.3.     Preferred Shares.  The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.

Section 5.4.     Classified or Reclassified Shares.  Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall:  (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland.  Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.

Section 5.5.     Dividends and Distributions.  The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation or from any other source as the Board of Directors in its discretion shall determine.  The Board of Directors shall endeavor to authorize the Corporation to declare and pay such dividends and Distributions as shall be necessary for the Corporation to qualify as a REIT under the Code so long as such qualification, in the opinion of the Board of Directors, is in the best interest of the Corporation; however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation.  The exercise of the powers and rights of the Board of Directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.  The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

Section 5.6.     Charter and Bylaws.  The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1.     Shares.

Section 6.1.1   Ownership Limitations.  During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 6.3:

(a)        Basic Restrictions.

(i)         (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)        No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)       Any Transfer of Shares that, if effective, would result in Shares being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

(b)        Transfer in Trust.  If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 6.1.1(a)(i) or (ii),

(i)         then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 6.1.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 6.2, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

(ii)        if the transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.1.1(a)(i) or (ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 6.1.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 6.1.1(b), a violation of any provision of this Article VI would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VI.

Section 6.1.2   Remedies for Breach.  If the Board of Directors or its designee (including any duly authorized committee of the Board) shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 6.1.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.1.1(a) (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.1.1(a) shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or its designee.

Section 6.1.3   Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 6.1.1(a), or any Person who would have owned Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 6.1.1(b), shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.

Section 6.1.4   Owners Required To Provide Information.  From the Initial Date and prior to the Restriction Termination Date:

(a)        every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held.  Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and

(b)        each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the stockholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 6.1.5   Remedies Not Limited.  Subject to Section 7.10, nothing contained in this Section 6.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s status as a REIT.

Section 6.1.6   Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 6.1, Section 6.2 or any definition contained in Article IV, the Board of Directors shall have the power to determine the application of the provisions of this Section 6.1 or Section 6.2 with respect to any situation based on the facts known to it.  In the event Section 6.1 or 6.2 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Article IV or Sections 6.1 or 6.2.  Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 6.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 6.1.7   Exceptions.

(a)        Subject to Section 6.1.1(a)(ii), the Board of Directors, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)         the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 6.1.1(a)(ii);

(ii)        such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

(iii)       such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.1.1 through 6.1.6) will result in such Shares being automatically transferred to a Charitable Trust in accordance with Sections 6.1.1(b) and 6.2.

(b)        Prior to granting any exception pursuant to Section 6.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.  Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)        Subject to Section 6.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)       The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder:  (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

Section 6.1.8   Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits.  Subject to Section 6.1.1(a)(ii), the Board of Directors may from time to time increase the Common Share Ownership Limit and the Aggregate Share

Ownership Limit for one or more Persons and decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons; provided, however, that the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will not be effective for any Person whose percentage ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit until such time as such Person’s percentage of Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

Section 6.1.9   Legend.  Any certificate representing Shares shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Charter, (i) no Person may Beneficially Own or Constructively Own Common Shares in excess of 9.8% (in value or number of Shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own Shares in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that, if effective, would result in Shares being Beneficially Owned by less than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.  Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which cause or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice).  If any of the restrictions on transfer or ownership as set forth in (i), (ii) or (iii) above are violated, the Shares in excess or in violation of the above limitations will be automatically transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above.  Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab initio.  All capitalized terms in this legend have the meanings defined in the Charter, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares on request and without charge.  Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge.  In the case of uncertificated Shares, the Corporation will send the holder of such Shares, on request and without charge, a written statement of the information otherwise required on certificates.

Section 6.2.     Transfer of Shares in Trust.

Section 6.2.1   Ownership in Trust.  Upon any purported Transfer or other event described in Section 6.1.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 6.1.1(b).  The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.2.6.

Section 6.2.2   Status of Shares Held by the Charitable Trustee.  Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares.  The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

Section 6.2.3   Dividend and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other Distribution to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that the Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VI, until the Corporation has received notification that Shares have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

Section 6.2.4   Sale of Shares by Charitable Trustee.  Within 20 days of receiving notice from the Corporation that Shares have been transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 6.1.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.2.4.  The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust.  The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI.  Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that Shares have been transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.2.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 6.2.5   Purchase Right in Shares Transferred to the Charitable Trustee.  Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 6.2.3 of this Article VI.  The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 6.2.4.  Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 6.2.6   Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 6.1.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.  Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 6.1.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 6.3.     NYSE Transactions.  Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

Section 6.4.     Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.5.     Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 7.1.     Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of Directors of the Corporation (the “Directors”) shall be nine, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that, the total number of Directors shall not be fewer than the minimum number required by the MGCL.

The Directors may increase the number of Directors and fill any vacancy, whether resulting from an increase in the number of Directors or otherwise, on the Board of Directors prior to the first annual meeting of Stockholders in the manner provided in the Bylaws.

The Corporation elects pursuant to Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 7.2.     Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of Stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 7.3.     Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 7.4.     Preemptive Rights and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 5.4 or as may otherwise be provided by contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other security of the Corporation which it may issue or sell.  Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

Section 7.5.     REIT Qualification.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code if a majority of the directors not otherwise interested in the transaction conclude that a failure to effect such a revocation or termination could result in material adverse tax consequences to the Corporation or its Stockholders.  The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VI is no longer required for REIT qualification.

Section 7.6.     Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of Directors.  For the purpose of this paragraph, “cause” shall mean, with respect to a particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

Section 7.7.     Determinations by Board.  The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any Shares; the number of Shares of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination.

ARTICLE VIII

LIABILITY LIMITATION AND INDEMNIFICATION

Section 8.1.     Limitation of Stockholder Liability.  No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of his or her being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of his or her being a Stockholder.

Section 8.2.     Limitation of Director and Officer Liability; Indemnification.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages.  Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 8.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 8.3.     Indemnification.  To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Director or officer of the Corporation or a non-Director member of the Corporation’s investment committee and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a Director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Corporation’s advisor or any of such advisor’s affiliates acting as an agent of the Corporation and who is made or threatened to be made a party to the proceeding by reason of its service in that capacity.  The rights to indemnification and advance of expenses provided to a Director or officer hereby shall vest immediately upon election of such Director or officer.  The Corporation may, with the approval of the Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation.  The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.  The Board may take such action as is necessary to carry out this Section 8.3.  No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right of indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Section 8.4.     Express Exculpatory Clauses in Instruments.  Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument.  The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

ARTICLE IX

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares.  All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation.

THIRD:  The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised and approved by the Board of Directors and approved by the stockholders of the Corporation to the extent required by law.

FOURTH:  The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article VII of the foregoing amendment and restatement of the charter.

SEVENTH:  The undersigned acknowledges these Third Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Third Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this        day of                 ,           .

ATTEST:	CAREY WATERMARK INVESTORS 2 INCORPORATED

(SEAL)
Name:	Name:
Title:	Title:

[Third Articles of Amendment and Restatement]